Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-118040

                              PROSPECTUS SUPPLEMENT
                                    NUMBER 1
                                       TO
                        PROSPECTUS DATED OCTOBER 12, 2004
                                       OF
                        ELECTRONIC CONTROL SECURITY INC.

                        4,200,000 SHARES OF COMMON STOCK

      This Prospectus Supplement relates to the sale of up to 4,200,000 shares of the common stock (the "Shares") of Electronic Control Security Inc. (the "Company") offered pursuant to a prospectus dated October 12, 2004 (the "Prospectus"). The Shares have been registered to permit public secondary trading of the common stock being offered by the selling shareholders named in the Prospectus. We are not selling any of the Shares in this offering and therefore will not receive any proceeds from this offering.

      This Prospectus Supplement No. 1 includes the attached Quarterly Report on Form 10-QSB of the Company for the quarter ended March 31, 2005 as filed with the Securities and Exchange Commission ("SEC") on May 13, 2005, the Company's Current Report on Form 8-K as filed with the SEC on March 8, 2005, Amendment No. 1 to the Company's Current Report on Form 8-K as filed with the SEC on May 9, 2005 and Amendment No. 2 to the Company's Current Report on Form 8-K as filed with the SEC on August 15, 2005. The exhibits to the filed reports are not included with this Prospectus Supplement No. 1 and are not incorporated by reference herein.

      Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "EKCS".

      You should only rely on the information provided in the Prospectus, this Prospectus Supplement or any additional supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in the Prospectus or this Prospectus Supplement or any additional supplement is accurate as of any date other than the date on the front of those documents.

      If the information in the attached reports is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the SEC (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Prospectus Supplement. In all other ways, the Prospectus shall remain unchanged.

      This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus Supplement No. 1 is August 25, 2005

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-QSB

           |x| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended: March 31, 2005

          |_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

              For the transition period from ________ to _________
                         Commission file number 0-26721

                        ELECTRONIC CONTROL SECURITY INC.
                      (Exact name of small business issuer
                          as specified in its charter)

           New Jersey                                     22-2138196
  (State or other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

                790 Bloomfield Avenue, Clifton, New Jersey 07012
                    (Address of principal executive offices)

                                 (973) 574-8555
                           (Issuer's telephone number)

                                 Not Applicable
                     (Former name, former address and former
                   fiscal year, if changed since last report)

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section l2, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes |_| No |_|

                      APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: On May 11, 2005 there were 7,094,944 shares of common stock outstanding.

Transitional Small Business Disclosure Format (Check one): Yes |_| No |X|

PART I -- FINANCIAL INFORMATION

Item 1. Financial Statements.

                        Electronic Control Security Inc.
                           Consolidated Balance Sheets

                                                                                 March 31,        June 30,
                                                                                   2005             2004
                                                                                   ----             ----
                                                                                (Unaudited)
ASSETS
Current assets
    Cash and cash equivalents                                                  $     43,995     $  1,552,575
    Marketable securities, available for sale                                        48,696               --
    Certificate of deposit                                                          102,183          101,723
    Accounts receivable, net of allowance of $100,000                             1,935,827          729,070
    Inventories                                                                   1,993,722        1,635,305
    Other current assets                                                            399,571          318,795
                                                                               ------------     ------------
        Total current assets                                                      4,523,994        4,337,468

Property, equipment and software development costs - net                            547,074          549,727
Intangible assets - net                                                           1,418,168           40,733
Certificate of deposit, pledged                                                     250,000               --
Goodwill                                                                             50,000           50,000
Deferred income taxes                                                               441,800          441,800
Other assets                                                                         78,363           84,709
                                                                               ------------     ------------
                                                                               $  7,309,399     $  5,504,437
                                                                               ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
    Accounts payable and accrued expenses                                      $  1,379,915     $    465,078
    Bank line of credit                                                                  --          500,000
    Short-term loan                                                                      --          250,000
    Current maturities of long-term debt                                            232,992           99,996
    Obligations under capital leases                                                    632            4,396
    Payroll taxes payable                                                            16,885            3,012
    Income taxes payable                                                                 --            2,500
                                                                               ------------     ------------
        Total current liabilities                                                 1,630,424        1,324,982

Noncurrent liabilities
    Long-term debt                                                                  493,841          141,671
    Due to officers and shareholders                                                359,795          387,050
    Deferred income taxes                                                            48,000           48,000
                                                                               ------------     ------------
        Total liabilities                                                         2,532,060        1,901,703

COMMITMENTS AND CONTINGENCIES - see notes

Shareholders' equity
    Series A Convertible Preferred stock, cumulative, $.01 par value;
        $2.00 liquidation preference; 5,000,000 shares authorized,
        362,500 and 587,500 shares issued and outstanding, respectively               3,625            5,875
    Series B 10% Convertible Preferred stock, cumulative, $.001 par value;
        $1,000 per share liquidation preference; 2,000 shares authorized,
        2,000 and 2,000 shares issued and outstanding, respectively                       2                2
     Common Stock, $.001 par value; 30,000,000 shares authorized;
        7,163,992 and 5,555,707 shares issued; 7,063,992 and 5,455,707
        shares outstanding, respectively                                              7,164            5,556
    Additional paid-in capital                                                   10,220,322        8,577,764
    Accumulated deficit                                                          (5,447,351)      (4,990,305)
    Accumulated other comprehensive income                                            3,577           13,842
    Treasury stock, at cost, 100,000 shares                                         (10,000)         (10,000)
                                                                               ------------     ------------

        Total shareholders' equity                                                4,777,339        3,602,734
                                                                               ------------     ------------
                                                                               $  7,309,399     $  5,504,437
                                                                               ============     ============

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                      Consolidated Statements of Operations

                                                                   Nine Months                   Three Months
                                                                      Ended                         Ended
                                                                     March 31,                     March 31,
                                                               2005           2004           2005           2004
                                                               ----           ----           ----           ----
                                                            (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
Revenues                                                    $ 3,353,819    $ 1,465,251    $ 1,396,227    $   449,264
Cost of revenues                                              1,851,574        655,849        633,105        259,120
                                                            -----------    -----------    -----------    -----------

       Gross profit                                           1,502,245        809,402        763,122        190,144
                                                            -----------    -----------    -----------    -----------

 Research and development                                       234,556        238,611         72,727         66,502
 Selling, general  and administrative expenses                1,432,379      1,103,091        626,080        230,134
 Stock based compensation                                       120,000        117,200              0         31,700
                                                            -----------    -----------    -----------    -----------

       Income (loss) from operations                           (284,690)      (649,500)        64,315       (138,192)

Other (income) expense
   Interest expense                                              84,973         63,536         28,088         26,577
   Interest income                                              (11,266)        (2,508)        (4,159)        (1,122)
   Minority interest in subsidiary loss                         (40,691)       (39,703)       (13,525)        (7,647)
   Gain on sale of marketable securities                        (10,660)            --         (3,141)            --
                                                            -----------    -----------    -----------    -----------

Total other (income) expense                                     22,356         21,325          7,263         17,808
                                                            -----------    -----------    -----------    -----------

Income (loss) before tax benefit                               (307,046)      (670,825)        57,052       (156,000)

Income tax benefit                                                   --        (31,300)            --             --
                                                            -----------    -----------    -----------    -----------

Net income (loss) before dividends                             (307,046)      (639,525)        57,052       (156,000)

Dividends related to convertible preferred stock                150,000             --         50,000             --
                                                            -----------    -----------    -----------    -----------

Net income (loss) attributable to common shareholders       $  (457,046)   $  (639,525)   $     7,052    $  (156,000)
                                                            ===========    ===========    ===========    ===========

Net income (loss) per share:
   Basic                                                    $     (0.07)   $     (0.14)   $      0.00    $     (0.03)
                                                            ===========    ===========    ===========    ===========
   Diluted                                                  $     (0.07)   $     (0.14)   $      0.00    $     (0.03)
                                                            ===========    ===========    ===========    ===========

Weighted average number of common shares and equivalents:
   Basic                                                      6,207,406      4,470,559      6,720,505      4,569,061
                                                            ===========    ===========    ===========    ===========
   Diluted                                                    6,207,406      4,470,559      6,720,505      4,569,061
                                                            ===========    ===========    ===========    ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                      Consolidated Statements of Cash Flows

                                                                        Nine Months
                                                                           Ended
                                                                          March 31,
                                                                     2005           2004
                                                                     ----           ----
                                                                 (Unaudited)    (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
   Net loss before deemed dividends                              $  (307,046)   $  (639,525)
   Adjustments to reconcile loss
   to net cash used by operating activities:
      Depreciation and amortization                                  135,287        124,013
      Increase in allowance for bad debts                                 --             --
      Stock based compensation                                       120,000        117,200
      Minority interest in subsidiary loss                           (40,691)       (39,703)
      Gain on sales marketable securities                            (10,660)
      Deferred income taxes                                               --        (31,300)
      Foreign currency translation adjustments                         4,864          4,106
      Increase (decrease) in cash attributable
       to changes in assets and liabilities
          Accounts receivable                                     (1,206,759)       (40,098)
          Inventory                                                 (358,417)      (286,722)
          Other current assets                                       (40,085)       (21,071)
          Other assets                                                 6,346             --
          Accounts payable and accrued expenses                      765,895         86,239
          Income taxes payable                                        (2,500)        (6,000)
          Payroll taxes payable                                       13,873         (9,935)
                                                                 -----------    -----------

      Net cash used by operating activities                         (919,893)      (742,796)

Cash flows from investing activities:
   Investment in marketable securities                               (53,165)            --
   Investment in Clarion                                            (529,894)
   Acquisition of property, equipment and software development       (74,666)      (137,550)
                                                                 -----------    -----------

      Net cash used in investing activities                         (657,725)      (137,550)

Cash flows from financing activities:
   Proceeds from exercise of stock options and warrants              708,850             --
   Proceeds (payments) on bank loan and line of credit                    --        (60,000)
   Repayment of short-term borrowing                                (250,000)            --
   Certificate of deposit (purchased) redeemed                      (250,460)       300,000
   Payments on long-term debt                                       (108,333)       (75,000)
   Payments on lease obligations                                      (3,764)        (9,674)
   Loan officers and shareholders - net                              (27,255)       653,262
                                                                 -----------    -----------

      Net cash provided by  financing activities                      69,038        808,588
                                                                 -----------    -----------

      Net decrease in cash and cash equivalents                   (1,508,580)       (71,758)

Cash and cash equivalents at beginning of period                   1,552,575         75,081
                                                                 -----------    -----------

      Cash and cash equivalents at end of period                 $    43,995    $     3,323
                                                                 ===========    ===========

See Notes 5  for a summary of noncash investing activities

Supplemental disclosures of cash flow information
 Cash paid during the period for:
      Interest                                                   $    84,973    $    63,536
                                                                 ===========    ===========
      Taxes                                                      $        --    $     5,224
                                                                 ===========    ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 1 - Basis of Presentation

      The accompanying unaudited consolidated financial statements of Electronic Control Security Inc. and its Subsidiaries (collectively "the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2005. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB/A for the year ended June 30, 2004, as filed with the Securities and Exchange Commission.

      Certain prior year balances have been reclassified to conform to the current year presentation

Note 2 - Earnings Per Share

      In determining basic or diluted earnings per share (EPS), the effects of dividends related to the Company's Series A convertible preferred stock is added to the net loss.

      Basic EPS is computed by dividing net income or net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of other securities into common stock, but only if dilutive. The following securities have been excluded from the dilutive per share computation, as they are anti-dilutive.

                                                            2005          2004
                                                            ----          ----
              Stock options                               1,100,000      625,000
              Warrants                                    1,496,875      896,875
              Convertible Preferred Stock                 2,411,932      612,000

Note 3 - Stock Based Compensation Plans

      The Company accounts for stock-based employee and outside directors compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of
      Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 4 - Stock Based Compensation Plans - continued

      Stock options and warrants granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period.

      The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all awards.

                                                                  Nine Months              Three months
                                                                             Ended March 31,
                                                               2005         2004         2005         2004
                                                               ----         ----         ----         ----
      Net income (loss), as reported                        $(457,056)   $(639,525)   $   7,052    $(156,000)
      Add: Stock based compensation
        expense, as reported, net of related tax effects           --       20,300           --       20,300
      Deduct: Total stock-based compensation
        expense determined under the fair value based
        method for all awards, net of related tax effects     (65,319)    (194,435)     (65,319)    (184,574)
                                                            ---------    ---------    ---------    ---------

      Pro forma net loss                                    $(522,365)   $(813,660)   $ (58,267)   $(320,274)
                                                            =========    =========    =========    =========

      Basic and diluted loss per share, as reported         $    (.07)   $    (.14)   $    (.00)   $    (.03)
      Basic and diluted loss per share, pro forma           $    (.08)   $    (.18)   $    (.01)   $    (.07)

      The weighted average per share fair value of options granted during the nine months ended March 31, 2005 and 1994 was $2.33 and $.96, respectively. The fair value of each option granted was estimated using the Black-Scholes option-pricing model and the following weighted average assumptions;

                                                          2005            2004
      Expected volatility                                151.12%         159.13%
      Expected life of option                                 8               8
      Risk -free rate of interest                          3.97%           3.80%
      Dividend yield                                         --              --

Note 5 - Non-cash Investing and Financing Activities

      Non-cash  investing  and  financing   activities  are  excluded  from  the
      consolidated statement of cash flows. For the nine months ended March 31, 2005, non-cash activities included the following items:

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 5 - Non-cash Investing and Financing Activities - continued

      Asset Acquisition of Clarion Sensing Systems, Inc., ("Clarion") (See Note
      9).

      Fair value of assets acquired                                  $ 1,435,402
                                                                     ===========

      Cash advanced to sellers                                       $   413,144
      Liabilities assumed                                                242,442
      Stock issued                                                       663,066
      Transaction costs                                                  116,750
                                                                     -----------
      Total purchase price                                           $ 1,435,402
                                                                     ===========

Note 6 - Inventories

      Inventories consist of the following:

                                                          March          June
                                                          2005           2004
                                                          ----           ----
      Raw materials                                   $   267,111    $   203,765
      Work-in-process                                     611,758        240,093
      Finished goods                                    1,114,854      1,191,448
                                                      -----------    -----------
                                                      $ 1,993,722    $ 1,191,448
                                                      ===========    ===========

Note 7 - Short-Term Borrowing

      On April 1, 2004, the company entered into a strategic investment relationship with the Fairchild Corporation. The investment relationship began with a six-month revolving line of credit in the amount of $250,000 at 7% interest per annum. This loan was repaid in July 2004.

Note 8 - Long-Term Debt

      In November 2004, the Company's existing $500,000 revolving line of credit was converted into a term loan to be repaid over five years in monthly installments of $8,333 plus interest at the rate of 8% per annum. In connection with conversion the Company pledged a certificate of deposit in the amount of $250,000 as additional collateral.

      In connection with the Clarion acquisition the Company assumed an existing loan in the amount of $95,300. The loan is payable in 34 monthly installments of $2,750 plus interest at the rate of prime plus 1/2% per annum.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 9 - Acquisition

      On March 4, 2005, the Company, through its wholly owned subsidiary, Clarion Sensing Systems Acquisition Corp.(the "Subsidiary"), entered into a series of agreements with Clarion Sensing Systems, Inc., an Indiana corporation ("Clarion"), and its stockholders (the "Clarion Stockholders") to acquire all of Clarion's assets (the "Clarion Assets") and assume certain of its liabilities. Clarion is a provider of proprietary nuclear, biological, chemical and radiological (NBCR) remote monitoring sensor systems designed for air and water contamination detection sensing applications.

      The purchase price was approximately $1.45 million consisting of (i) the issuance of 394,682 shares of common stock of ECSI ("Shares") and (ii) the assumption of $655,586 of certain liabilities of Clarion, of which ECSI already had paid approximately $413,144 as of the date hereof and (iii) transaction fees of $116,750. Based on an independent valuation, the reported purchase price includes approximately $48,000 of furniture and equipment and $1.4 million of identifiable intangibles. The identifiable intangibles acquired from Clarion consist of trademarks, patents pending and proposed patents, and internet domain names. These assets will be amortized on a straight-line basis over estimated useful lives of from five to twenty years.

      In addition to the initial cost of the acquisition, the Company agreed to assume $438,959 of certain liabilities of Clarion on a contingent basis . The Subsidiary will be obligated to pay the Contingent Liabilities, if at all, only if the Subsidiary achieves (A) sales in excess of $3,000,000 ("$3,000,000 in Sales") and/or (B) net earnings before taxes in excess of $600,000 ("$600,000 in Net Earnings") in one of its fiscal years beginning within three (3) years of March 4, 2005. In the event $3,000,000 in Sales are achieved but $600,000 in Net Earnings are not achieved, then 10% of the Subsidiary's net earnings before taxes earned during such fiscal year shall be utilized to pay the Contingent Liabilities. In the event $600,000 in Net Earnings are achieved (whether or not $3,000,000 in Sales are achieved), then (I) all net earnings before taxes in excess of $600,000 earned during such fiscal year plus (II) 10% of the Subsidiary's net earnings before taxes earned during such fiscal year, shall be utilized to pay the Contingent Liabilities. If the Contingent Liabilities are not paid in full and $3,000,000 in Sales or $600,000 in Net Earnings occurs in one or more subsequent fiscal years, then net earnings before taxes with respect to such fiscal years shall be utilized to pay the Contingent Liabilities in the manner set forth in the preceding two sentences until such time, if ever, the Contingent Liabilities are paid in full. Any amounts shall be payable in cash or shares of common stock (valued as of the closing ask price on the date of issuance) as the recipient shall direct.

      The Company anticipates the contingent payments made, if any, will be treated as additional purchase price and included as an addition to the identifiable intangible assets. As of March 31, 2005, the Company is not liable for any contingent payments and, therefore, has not accrued any at this time. The Company will continue to asses its liability under the contingent payment arrangement in each successive quarter, and will record additional purchase price through an increase to intangible assets, if and when a liability is realized.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 9 - Acquisition - continued

      The following table presents unaudited pro forma revenue, net loss and loss per share giving the effect of Clarion acquisition as if it had been completed at the beginning of each period presented:

                                    Nine months ended              Three months ended
                                        March 31,                       March 31,
                                   2005            2004            2005            2004
      Revenue                  $ 3,362,264     $ 1,526,421     $ 1,396,227     $   469,240
                               ===========     ===========     ===========     ===========
      Net loss                 $  (799,807)    $  (920,793)    $   (66,625)    $  (233,444)
                               ===========     ===========     ===========     ===========
      Net loss per share,
          basic and diluted    $     (0.12)    $     (0.19)    $     (0.01)    $     (0.05)

      It should be noted that sales for the quarter ending March 31, 2005 amounted to $1,396,227 as compared to $449,264 for the same period in fiscal '04 with an operating profit of $57,052 as compared to an operating loss of $156,000 before adjusting for stock based compensation and stock based dividends.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview

      We design, develop, manufacture and market technology-based integrated security systems. We support systems integrators in the course of providing risk assessment and vulnerability studies to ascertain a client's security requirements, in developing a comprehensive risk management and mitigation program, as well as offer product design and engineering services.

      We market our products domestically and internationally to:

      o     national and local government entities;

      o     large industrial facilities and major office complexes;

      o energy facilities, including nuclear plants, power utilities and pipelines; and

      o     commercial transportation centers, such as airports and seaports.

      We believe that we are one of the few true comprehensive security solutions providers in the industry. We are able to analyze a security risk and develop security programs specifically tailored to mitigate that risk, including designing, engineering and manufacturing individual components of a system as may be necessary to deliver a fully integrated security system customized to a client's requirements. We are frequently engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver an integrated platform that includes design, engineering services and fully integrated security solutions that support their requirements for the completion of a given project.

      We believe that we have developed a superior reputation as a provider of integrated security systems since our inception in 1976 because we:

      o offer the complete range of solutions-driven responses to accommodate our customer's needs;

      o     offer technologically superior products;

      o are able to design, engineer and manufacture systems customized to our client's specific requirements;

      o deliver systems that are easy to operate and maintain while providing superior life cycle cost performance compared to systems offered by our competitors;

      o     have established solid credentials in protecting high value targets;
            and

      o     offer our customers perhaps the best warranty in the industry.

Industry Analysis

      The security industry continues a rapid and significant evolution. The industry is evolving from a technological perspective because new technologies are being developed specifically to meet rapidly changing security challenges and existing technologies are being adapted for new uses. The industry is also evolving as the public and private sectors continue to analyze and distinguish new security risks while phasing out labor-intensive security defense systems further leading industry participants to seek to develop technologies and products to fill these newly discerned requirements. As part of our ongoing effort to provide our clients with the highest quality and most advanced systems, we continue to identify, analyze and acquire new and emerging technologies that allow us to offer a comprehensive range of security solutions.

      Spending in the security industry has increased significantly over the last several months as Congress has begun to allocate and release money to fund Homeland Security initiatives. We expect this trend to continue for the foreseeable future.

Quarterly Accomplishments

      We continued to perform under existing agreements at to render services at Tinker Air Force Base, Hanscom Air Force Base, at Duke nuclear power facilities and other facilities for which we have been engaged to supply products and services.

      We submitted bids on nine new projects for work to be performed at our Clifton, NJ and Madison, AL facilities. We cannot be certain that we will be successful in winning any of the bids tendered. Even if we do receive orders, contracts are subject to cancellation by clients upon short notice with little or no penalty, as is typical in our industry. Moreover, contracts we enter into with government entities are often awarded prior to legislative approval of the funding to support those contracts and, consequently, the entire amount of orders and contracts received from these entities may never be funded.

      In December 2004, we organized a committee to evaluate and update our internal control structure and procedures for financial reporting as required by
Section 404 of the Sarbanes-Oxley Act of 2002 (the "404 Committee"). The 404 Committee is comprised of members of our Audit Committee and personnel drawn from our finance, operations and marketing departments. The 404 Committee is responsible for preparing an internal control report that attests to the effectiveness of the Company's internal control structure and procedures for financial reporting, and to the extent applicable, describes any material weakness in internal control over financial reporting identified by the 404 Committee. The 404 Committee's report is to be filed with the Annual Report on Form 10-KSB along with a report of the Company's registered public accounting firm which includes the auditor's opinions on whether management's assessment of internal control over financial reporting is fairly stated and whether the Company maintained effective internal control over financial reporting. The 404 Committee is working toward meeting our June 30, 2007 internal control over financial reporting requirements.

      We obtained verbal authorization to proceed on the Tinker Air Force Base contract after completing our 95% design review on schedule.

      In January 2005, the Company announced it received $640,000 from the exercise of common stock warrants during the fiscal second quarter ended December 31, 2004.

      In February 2005, the Company entered into a strategic alliance with Hudson Marine and Amata Inc. to integrate the Company's security solutions into both seaport and airport security programs.

      During the quarter, the Department of Defense ("DoD") Integrated Base Defense Security System (IBDSS) program increased the amount to be spent to secure Tinker Air Force Base by $500,000, bringing the total contract to approximately $4.8 million.

      On February 17, 2005, the Company entered into a strategic alliance with SIGCOM, a systems integrator focusing on design and security integration for federal government clients.

      On February 21, 2005, Arthur Barchenko addressed the 21st International Port Conference in Alexandria, Egypt and presented a White Paper outlining a multi-phased security approach for port facilities.

      On March 4, 2005, the Company completed the acquisition of all of the assets of Clarion Sensing Systems, Inc. for an aggregate purchase price of approximately $1.4 million consisting of (i) the issuance of 394,682 shares of common stock, (ii) the assumption of $655,587 of certain liabilities of Clarion, of which the Company already has paid approximately $413,144 as of the date hereof and (iii) transaction costs totaling $116,750, as reported in a Current Report on Form 8-K filed on March 7, 2005 and thereafter amended on May 9, 2005. We believe that the remote environmental monitoring sensor systems we can offer as a result of this acquisition enhance our product line and we expect to see rapid growth in sales of these products over the next several years.

Contractual Obligations

      The following table presents our contractual obligations and commercial commitments as of March 31, 2005

                       -------------------------------------------------------------------------
                                               Payments Due By Period
------------------------------------------------------------------------------------------------
Contractual Cash                      Less than
Obligations            Total          One Year      1-3 Years      3-5 Years      After 5 Years
------------------------------------------------------------------------------------------------
Capital Leases         $632           $632
------------------------------------------------------------------------------------------------
Operating Leases       $370,000       $121,000       $249,000
------------------------------------------------------------------------------------------------
Long-Term Debt         $726,834       $232,992       $410,484       $83,358
================================================================================================
Total Contractual
Cash Obligations       $1,097,466     $354,624       $659,484       $83,358
------------------------------------------------------------------------------------------------

Results of Operations

Nine Months Ended March 31, 2005 (2005 period) Compared to Nine Months ended March 31, 2004 (2004 Period) and Three Months Ended March 31, 2005 (2005 Quarter) Compared to Three Months Ended March 31, 2004 (2004 Quarter).

REVENUES. We had net revenues of $ 3,353,819 for the 2005 period, as compared to revenues of $1,465,251 for the 2005 period, an increase of about 129%. Revenues for the 2005 quarter were $1,396,227 as compared to $449,264 for the 2004 quarter. Of the revenues reported in the 2005 period, approximately 98% was domestic and 2% was related to international projects. The increase in sales in the 2005 period is primarily attributable to the IBDSS contract award on Tinker AFB and nuclear facility security upgrades.

GROSS MARGINS. Gross margins for the 2005 period were 44.79% of revenue as compared to 55.24% of revenue for the 2004 period. Gross margins for the 2005 quarter were 54.66% as compared to 42.32% for the 2004 quarter. This is primarily due to a greater mix of ECSI product in relationship to subcontractor costs. The decrease in the 2005 period is primarily due to an increase in the Company's use of sub-contractors in connection with projects it was performing, and also in the 2004 period the Company performed a greater percentage of higher gross profit generating activities such as design and engineering services.

RESEARCH AND DEVELOPMENT (R&D). R&D expenses was $234,556 in the 2005 period compared to $238,611 in the 2004 period and $72,727 for the 2005 quarter as compared to $66,502 for the 2004 quarter. R&D in the 2005 period was for upgrades to existing products and systems, and for new product development work on the UAV technologies.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A). SG&A expenses increased in the 2005 period to $1,432,486 as compared to $1,103,091in the 2004 period. For the quarter 2005 quarter SG&A increased to $626,080 as compared to $230,134 in the 2004 quarter. The increases were primarily the result of hiring of additional marketing and sales personnel, as well as strengthening the administrative and financial aspect of the business. In addition, the Clarion acquisition which occurred on March 4, 2005, accounted for one month of expenses which were included in this quarter's financial statements.

STOCK BASED COMPENSATION. In the 2005 period, we issued immediately vested stock to various consultants valued at $120,000. In the 2004 period, we issued immediately vested stock and stock options to various consultants and to the directors valued at $117,200. Stock-based compensation is non-cash and, therefore, has no impact on cash flow or liquidity.

INTEREST EXPENSE. Interest expense in the 2005 period was $84,973 as compared to $63,536 for the 2004 period. The increase was attributable to the higher average amount of outstanding debt balances.

MINORITY INTEREST IN SUBSIDIARY LOSS. The minority interest in the loss from the foreign subsidiaries was $40,691 for the 2005 period and $39,703 for the 2004 period.

INCOME TAX BENEFIT. In the 2004 period, we recognized $31,300 of tax benefits from the net operating loss, which will be used to offset taxable income. We did not recognize any of the benefit from the current net operating loss.

NET INCOME (LOSS). Net income (loss) before deemed dividends for the 2005 and 2004 periods was $(307,046) and $(639,525), respectively, and $57,052 and
$(156,000) for the 2005 and 2004 quarter, respectively.

DIVIDENDS RELATED TO CONVERTIBLE PREFERRED STOCK.

The Series A Convertible Preferred Stock provided for a dividend at the rate of 10% per annum, payable no less often than annually.

Warrant Expiration

On April 14, 2005, 775,000 warrants issued with the Series A Convertible Preferred Stock expired.

The Series B Convertible Preferred Stock provides for a dividend at the rate of 10% per annum, payable quarterly, (payable in cash or by adding the dollar amount of such dividends to the stated value). The Company added $150,000, representing three quarterly dividends to the stated value of the preferred stock.

Liquidity and Capital Resources

At March 31, 2005, we had working capital of $2.9 million compared to $3 million at June 30, 2004. Net cash used by operating activities for the 2005 period was $919,893 as compared to net cash used by operating activities of $742,796 for the 2004 period.

      Inventory has increased by $358,417 for the nine months ended March 31, 2005 in anticipation of shipments for committed projects.

      Accounts receivable relative to sales volume has declined on a year over year basis. Days sales outstanding (DSO) was 145 days at March 31, 2005 as compared with 133 days at March 31 2004.

      Accounts payable and accrued expenses have increased $765,895 for the nine months ended March 31, 2005 as purchases from vendors have increased in an attempt to match the increase in backlog in preparation of shipments during this fiscal year.

      Investing activities for the 2005 period include the cash used for the Clarion acquisition in the amount of $529,894. In addition a portion of the proceeds of the June private placement was invested in marketable securities and we purchased $74,665 of equipment and software required to upgrade two major product lines. We do not have any material commitments for capital expenditures going forward.

      Financing activities in the 2004 period included the repayment of a short-term loan in the amount $250,000 from the proceeds of the June private placement.

      We realized net proceeds of $708,850 from the exercise of outstanding stock options and warrants in the 2005 period.

      In November 2004, our revolving line of credit of $500,000, was converted into a five-year $500,000 term loan which is payable in monthly installments of $8,333 plus interest at the rate of 8% per annum. The loan is secured by substantially all of our assets, a $250,000 certificate of deposit, and the personal guaranty of Arthur Barchenko. In addition, we have a five-year $500,000 term loan which is payable in monthly installments of $8,333 plus interest at the rate of 7.5% per annum. In connection with the Clarion acquisition, we assumed an existing bank debt totaling $117,342. The debt is to be repaid in 34 monthly installments in the amount of $3,451.25 plus interest and is secured
by...........

      To achieve all the elements of our growth strategy and the desired outcome of a sustainable and continuous growth rate through these relationships, we must devote additional capital resources to our sales and marketing efforts, as well as continuing new product development. We have used a portion of the proceeds derived from the $2,000,000 private placement we completed at the end of June 2004 toward this end and will continue to apply funds for such purposes in the future.

Discussion and Analysis of Quarterly Results and Outlook

      Although ECSI will not meet its projected sales figures for the first nine months of fiscal 2005, the Company will achieve sales of $3,353,819 as compared to $1,465,251 for the same nine month period of fiscal 2004 or a 229% increase. The loss for nine months has been reduced from $639,525 to $457,046 for nine months of fiscal 2005. This loss included $120,000 in stock based compensation and $150,000 in stock dividends to the preferred shareholders. Still, the question is why the shortfall from our original projections? There are two primary factors which we believe will be mitigated going forward.

      First factor: we depended on a commitment under the U.S DoD IBDSS contract which did not materialize. The original IBDSS ID/IQ contract called for thirteen major bases to be upgraded in 2004 and 2005. Only three major bases were upgraded and we were selected as the prime contractor for one of the three bases. Thus, ECSI achieved 33-1/3rd % of the win. It is our understanding that funding for the other nine bases was allocated instead to expendables for Afghanistan and Iraq.

      Second factor: we depended on a commitment from the InteSec Group, a government oriented marketing organization with which we contracted in the first fiscal quarter of 2005, to generate $3 million in sales in 2005, which did not happen although the Company expended over $180,000 for this program. With that said, it is anticipated that substantial sales will ultimately result from InteSec effort in 2006 and beyond.

      Despite these two adverse factors which had a negative impact on sales of over $4 million for the nine months of fiscal `05, the Company still achieved sales of $3,353,819 for nine months of operation. Sales for the third quarter of fiscal '05 amounted to $1,396,227 as compared to $449,264 for the same period in fiscal '04 with an operating profit of $57,052 as compared to an operating loss of $156,000 after adjusting for stock based compensation and stock based dividends.

      What are we planning to do to mitigate such risks in the future? We are diversifying our target markets, increasing market penetration by developing airport, port, naval, border, pipeline, petro, chemical, water resource, State Deptartment. and Department of Energy security projects, domestically and internationally.

      We have renegotiated our relationship with InteSec Group and hired our own professional marketing and sales staff; entered into mutual ID/IQ contracts with Lockheed Martin to aggressively target and then jointly pursue military and government security projects; developed a working relationship with KBR, a division of Halliburton, and obtained approval of the State Department for ECSI to work on the U.S. Embassy program; developed a working relationship with Exxon Mobile and Honeywell Technology Solutions; entered into a mutual contract relationship with Lockheed Martin TSS on IBDSS and other programs CONUS/OCONUS.

      During the quarter, we completed the acquisition of the assets of Clarion Sensing Systems to develop opportunities in the water and agricultural security market. Clarion is an innovative technology leader that integrates complete systems to remotely monitor, analyze, and communicate information about water and air quality.

      Appointed an outside advisory board to help evaluate and analyze the direction the Company target markets are heading and to address present and future security threats and define future product need. The following individuals comprise the advisory board:

o     Dr. Norris Krone, President and CEO of the University Research Foundation
      (URF) and its co-founder, directs all aspects of the Maryland Advanced Development Lab. Dr. Krone is a highly decorated Vietnam War veteran. He is a recognized leader in the field of aeronautical sciences and pioneered the development of the technical principles of the forward swept wing aircraft concept, a breakthrough in the field. He has also served on NASA committees, the Aerospace Technology Advisory Committee and the Aerospace Safety and Advisory Panel.

o Dr. John H. Estes, Principal Research Engineer/Director for San Antonio, Ops, Georgia Tech Research Institute has over 20 years of leadership in fast-paced engineering organizations including facilities/project engineering, management and force protection among others. He has extensive experience in strategic planning, marketing and execution of major engineering and environmental programs. He is often selected to present briefings to civic leaders, the Secretary of Defense and Congressional leaders.

o Brad Billet, Chairman of Secure Operations International LLC, has a long and distinguished record of emergency and response operations service to his native New York City. As a responder to the September 11th disaster, he was called upon by Mayor Rudy Giuliani to provide essential services in the rescue and recovery process. In 1997, Mr. Billet was appointed to his present position and is the agency's Chief Operating and Administrative Officer.

o Ambassador (Ret.) Patrick Nickolas Theros was appointed ambassador to Qatar in October of 1995. Prior to this, he served as deputy coordinator for counterterrorism where he was responsible for the coordination of all U.S. Government counter-terrorism activities outside the U.S. He also served in various diplomatic positions in other nations as well as in the State Department. He is currently the principal executive officer of Theros & Theros LLP, Washington, DC. which represents firms doing business in the Middle East and Eastern Europe.

o Rafi Ron, President and CEO of New Age Security Solutions, is a former director of security at Ben-Gurion International Airport and the Israeli Airport Authority. He is a leading expert on aviation, maritime and law enforcement in Israel and world wide. He also served as a chief security officer in Israeli embassies around the world where he was implemental in establishing security systems. Mr. Ron's company conducts security related training and consultation in the U.S. and other countries.

      As spending for security initiatives has increased and Congress continues to allocate and release money to fund Homeland Security initiatives, the level of new proposals continues to increase. Consequently, our committed backlog, including the IBDSS award from the U.S. Air Force, is the largest committed backlog in Company history. We currently have these releases and task orders for the IBDSS contract which we expect to ship in the next 6-8 months., There can be no assurance that we will complete any or all of the orders comprising our committed backlog within the anticipated time frame, and our results have taught us that all of these anticipated releases and new contracts are subject to cancellation or delay at any time, thus we cannot be certain as to the total realized value and revenue of our committed backlog, and, are hesitant to even reference the total dollar amount of our present submitted proposals.

      We have shipped orders to clients as required by our agreements resulting in more timely receipt of payment for such orders over the last year, improving our ongoing cash flow. We currently have sufficient orders and business to ensure our financial stability for the foreseeable future. We expect that cash on hand together with cash generated from operations, cash generated from the sale of equity in June 2004 and the investors exercising of existing warrants related to the Series A and Series B Preferred Stock offerings will be sufficient to provide for our working capital needs.

      We believe that our financial condition continues to remain dependent upon our ability to:

      o     continue to collect invoices in a consistent timely fashion;

      o     continually generate new business; and

      o obtain sources of financing to take advantage of business and acquisition opportunities as they arise.

      Our sales remain materially dependent upon the continued ability of our President and CEO, Arthur Barchenko, to generate orders and sales to meet our revenue objectives. In the past, Mr. Barchenko has been responsible for the majority of our sales. During this fiscal year, we have sought to mitigate the concentration of sales efforts by (i) retaining new personnel and engaging independent contractors to market our products and generate sales opportunities,
(ii) expanding sales efforts in geographic regions on which we have not focused our resources in years past, such as Latin America, where we are developing projects through our local representatives that management believes will result in ongoing revenue-generating streams in several countries and (iii) introducing new product lines in an effort to satisfy our customers requirements.

      We are committed to offering our clients comprehensive, integrated security systems that employ the latest technologies and address the most critical security requirements. The security industry continues to evolve rapidly as new technologies are developed specifically to meet security challenges and existing technologies are being adapted for new uses. In addition, the public and private sectors continue to analyze and distinguish new security risks and industry participants seek to develop technologies and products to fill these newly discerned requirements. We remain committed to pursuing acquisitions that may add to our revenues and enhance both our product line and, ultimately, our ability to compete in our industry.

      We remain attentive to opportunities to acquire or license technologies as they arise. We may pay for any such investments or acquisitions using cash, equity or a combination thereof. To the extent we require cash in connection with such activities, we likely will have to obtain third party financing. If and when necessary, we will pursue additional capital through selected investment banking firms and other means. It is likely that we will require additional financing or other sources of capital to complete other acquisitions, as well as take advantage of any major recurring revenue business opportunities that may arise. We also may seek other sources of funding, though we can not be certain that any such funding will become available on acceptable terms.

FORWARD-LOOKING STATEMENTS

      Our company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other company filings with the Securities and Exchange Commission and in our reports to shareholders. Statements that relate to other than strictly historical facts, such as statements about our plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for our products are forward-looking statements. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "will" and other similar expressions identify forward-looking statements. The forward-looking statements are and will be based on our management's then-current views and assumptions regarding future events and operating performance, and speak only as of their dates. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, our company's current and future capital needs, uncertainty of capital funding, our clients' ability to cancel contracts with little or no penalty, government initiatives to implement Homeland Security measures, the likelihood of completing transactions for which we have entered into letters of intent, the state of the worldwide economy, competition, our customer's ability to pay our invoices within our standard credit terms, and other risks detailed in our company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements.

Item 3. Controls and Procedures.

      As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer/Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, the Chief Executive Officer/Chief Financial Officer, concluded that our disclosure controls and procedures are effective in timely alerting them to material information relating to our company (including our consolidated subsidiaries) required to be included in our periodic SEC filings. It should be noted that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

      There were no changes in our internal controls over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

      Since the date of our evaluation to the filing date of this quarterly report, there have been no significant changes in our internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

                           PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

      None.

Item 2. Changes in Securities and Small Business Issuer Purchase of Equity Securities.

      (a) During the three months ended March 31, 2005, the Company issued the following securities without registration under the Securities Act of 1933, as amended:

      Issuances Pursuant to Rule 4(2) - During the quarter ended March 31, 2005, the Company issued shares of common stock in the following transactions in reliance on the exemption from registration afforded by Section 4(2):

      Exercises of Options

      The transaction described below represents shares of common stock that were issued upon the exercise of statutory stock options:

--------------------------------------------------------------------------------
Name of Issuee          Date of Issuance         No. of Shares        Price Paid
--------------------------------------------------------------------------------
Yaser Hasan             February 24              10,000               $0.39
--------------------------------------------------------------------------------

      The transactions described below represent shares of common stock that were issued upon the exercise of common stock purchase warrants:

--------------------------------------------------------------------------------
Name of Issuee               Date of Issuance      No. of Shares      Price Paid
--------------------------------------------------------------------------------
Virginia Casadonte           January 11            14,879             $1.00
Lipman Capital Group Inc.    January 11            59,514             $1.00
Diversified Investors
of North America             February 4            10,000             $1.00
                             March 4               20,000             $1.00
                             March 23              30,000             $1.00
--------------------------------------------------------------------------------

Item 3. Defaults Upon Senior Securities.

      None.

Item 4. Submission of Matters to a Vote of Security Holders.

      None

Item 5. Other Information.

      None

Item 6. Exhibits and Reports on Form 8-K.

      (a) Exhibits.


   Exhibit No.                  Title
   -----------                  -----

      31.1 Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

      32.1 Certification of Chief Executive Officer and Chief Financial Officer of Periodic Financial Reports pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350

      99.1        Press Release dated May 11, 2005

      99.2        Press Release dated April 20, 2005.

      99.3        Press Release dated April 12, 2005.

      (b) Reports on Form 8-K.

      Current Report on Form 8-K dated March 4, 2005 filed on March 7, 2005 relating to the acquisition of the assets of Clarion Sensing Systems, Inc.

      Current Report on Form 8-K filed on March 25, 2005, relating to the release of an Initial Research Report prepared by Taglich Brothers, Inc. to certain securities industry analysts.

      Amendment to Current Report on Form 8-K dated March 4, 2005 filed on May 9, 2005 including financial statements of Clarion Sensing Systems, Inc., the business acquired.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     ELECTRONIC CONTROL SECURITY INC.


Date: May 11, 2005                   By: /s/ Arthur Barchenko
                                         ---------------------------------------
                                             Arthur Barchenko
                                             President, Chief Executive Officer
                                             and Chief Financial Officer
                                             (duly authorized officer; principal
                                             executive officer, and principal
                                             financial and accounting officer)

                                                                    Exhibit 31.1

                                  CERTIFICATION

I, Arthur Barchenko, President, Chief Executive Officer and Chief Financial Officer of Electronic Control Security Inc., certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Electronic Control Security Inc. (the "Registrant")

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements are made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

      a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

      b) [Paragraph omitted in accordance with SEC transition instructions];

      c) evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      d) disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5. The Registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's Board of Directors:

      a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

SIGNATURE                                TITLE                      DATE


/s/ Arthur Barchenko        Arthur Barchenko, President,            May 11, 2005
-----------------------     Chief Executive Officer and
                            Chief Financial Officer (principal
                            executive officer, and principal
                            financial and accounting officer)

                                                                    Exhibit 32.1

                CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of Electronic Control Security Inc. (the "Company") on Form 10-QSB for the period ended March 31, 2005 as filed with the Securities and Exchange on the date hereof (the "Report"), the undersigned, in the capacities and on the dates indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

      1. The Report complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

SIGNATURE                           TITLE                           DATE


/s/  Arthur Barchenko      President and Chief Executive            May 11, 2005
-----------------------    Officer and Chief Financial
Arthur Barchenko           Officer (principal executive officer,
                           and principal financial and
                           accounting officer)


      This certification accompanies this Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section. This certification shall not be deemed incorporated by reference in any filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference.

      A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form with the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2005

                        ELECTRONIC CONTROL SECURITY INC.
             (Exact name of registrant as specified in its charter)

New Jersey                           0-30810                 22-2138196
(State or other jurisdiction         (Commission             IRS Employer
of incorporation)                    File Number)            Identification No.)

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:


         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of Assets.

      On March 4, 2005, Electronic Control Security Inc. ("ECSI") and its wholly owned subsidiary Clarion Sensing Systems Acquisition Corp. (the "Subsidiary," which together with ECSI is herein referred to as the "Company"), entered into a series of agreements with Clarion Sensing Systems, Inc., an Indiana corporation ("Clarion"), and its stockholders (the "Clarion Stockholders") to acquire all of Clarion's assets (the "Clarion Assets") and assume certain of its liabilities. Clarion has developed and markets proprietary remote environmental monitoring sensor systems to detect nuclear, biological, chemical and radiological (NBCR) contaminants in air and water ("NBCR Devices"). The NBCR Devices have application in the monitoring of public and private water distribution and related systems and atmospheric environmental status monitoring.

      Pursuant to an Asset Purchase Agreement, the Company acquired the tangible and intangible assets described below for a purchase price of approximately $1.3 million (collectively, the "Consideration") consisting of (i) the issuance of 394,682 shares of common stock of ECSI ("Shares") and (ii) the assumption of $646,206 of certain liabilities of Clarion, of which ECSI already has paid approximately $350,000 as of the date hereof. The Company also has agreed to assume $438,959 of certain liabilities of Clarion on a contingent basis, as described below ("Contingent Liabilities"), and to pay certain professional and other fees incurred in connection with the transaction.

Description of Clarion Assets.

      The Company acquired both intangible and tangible assets of Clarion, as follows:

o Intangible Assets - The Company acquired intangible assets which relate to the proprietary NBCR Devices developed by Clarion. These consist of all of Clarion's right, title and interest in and to (i) the patent pending relating to the Vacusonic(TM) technology filed with the US Patent and Trademark Office ("PTO"), (ii) the name Vacusonic(TM), as registered with the PTO, (iii) the name "Sentinal," an unregistered trademark, (iv) two Web domain names, "clarionsensing.com" and "clarionsentinal.com" and (v) proprietary software utilized in connection with the NBCR Devices. A more complete description of these assets, the use to which they will be put and their importance to the Company is set forth under Item 2.02 Results of Operations and Financial Condition, below. In addition, the Company acquired proprietary information relating to Clarion's environmental monitoring products.

o Agreements - Clarion also assigned to the Subsidiary all of its rights under outstanding and pending agreements to provide products and services.

o Tangible Assets - The Company also acquired tangible assets including parts and supplies utilized in connection with the manufacture of the NBCR devices as well as certain office equipment and other personal property of Clarion.

Consideration.

      Delivery of the Shares.

      The Shares are being held in escrow pursuant to the terms of an escrow agreement among ECSI, the Subsidiary, Clarion and the Clarion Stockholders in order to indemnify the Company and the Subsidiary from and against, any "Adverse Consequences" which may result from an inaccuracy in or breach of any representation, warranty, covenant or other provision set forth in any of the Asset Purchase Agreement or related agreements (collectively, the "Transaction Documents"). The term "Adverse Consequences" is defined in the escrow agreement to include, generally, any costs and expenses incurred by the Company in connection with, among other things, all legal actions, damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses incurred as a result of any inaccuracy in or breach of any representation, warranty, covenant or other provision set forth in the Transaction Documents. During such time as the Shares are held in escrow, they shall be entitled to participate in any dividends or other distributions upon the common stock and to vote (as directed by a representative of the Clarion Stockholders) in all matters presented to holders of common stock but shall not be assignable or transferable, other than by operation of law.

      The Shares will be released from escrow to the Company or Clarion as follows:

o To the Company - Shares will be returned to the Company for cancellation if, during the three-year period ending March 3, 2008, there is an inaccuracy in or breach of any representation, warranty, covenant or other provision set forth in the Transaction Documents which results in Adverse Consequences to the Company or and such entity makes a claim against the Clarion Stockholders for the return of the Shares in accordance with the procedures set forth in the escrow agreement, in which case there will be returned to the Company upon the expiration of the term of the escrow agreement (March 3, 2008) a number of Shares calculated by dividing the dollar amount of the claim by the closing ask price of a share of common stock on such date.

o Any Shares remaining in escrow after giving effect to Shares which are subject to return to the Company, as described above, if any, will be released to Clarion for distribution to the Clarion Stockholders upon the earlier of (i) March 3, 2008 or (ii) after the fiscal year in which the Subsidiary achieves sales in excess of $3,000,000 and net earnings before taxes in excess of $600,000.

      Payment of the Contingent Liabilities.

      The Subsidiary will be obligated to pay the Contingent Liabilities, if at all, only if the Subsidiary achieves (A) sales in excess of $3,000,000 ("$3,000,000 in Sales") and/or (B) net earnings before taxes in excess of $600,000 ("$600,000 in Net Earnings") in one of its fiscal years beginning within three (3) years of March 4, 2005. In the event $3,000,000 in Sales are achieved but $600,000 in Net Earnings are not achieved, then 10% of the Subsidiary's net earnings before taxes earned during such fiscal year shall be utilized to pay the Contingent Liabilities. In the event $600,000 in Net Earnings are achieved (whether or not $3,000,000 in Sales are achieved), then
(I) all net earnings before taxes in excess of $600,000 earned during such fiscal year plus (II) 10% of the Subsidiary's net earnings before taxes earned during such fiscal year, shall be utilized to pay the Contingent Liabilities. If the Contingent Liabilities are not paid in full and $3,000,000 in Sales or $600,000 in Net Earnings occurs in one or more subsequent fiscal years, then net earnings before taxes with respect to such fiscal years shall be utilized to pay the Contingent Liabilities in the manner set forth in the preceding two sentences until such time, if ever, the Contingent Liabilities are paid in full. Any amounts shall be payable in cash or shares of common stock (valued as of the closing ask price on the date of issuance) as the recipient shall direct.

Other Agreements

      Each of H. Martin Harmless, III, Brian O'Dell, Robert Plummer, and William Eby has executed a Confidentiality and Non-Competition Agreement in favor of the Company pursuant to which such person has agreed not use or disclose any confidential information, trade secrets or know-how ("Confidential Information") at any time during or after their association with the Company. In addition, all inventions, discoveries and improvements developed by said persons while associated with the Company shall be the exclusive property of the Company. Each of these persons have further agreed that in the event they are terminated by the Company for any reason (or otherwise retire), with or without cause, for a period of one (1) year following the date of termination, the undersigned will not anywhere in the United States or any other country where the Company conducts business or sells products, directly or indirectly, in any capacity have an interest in, be associated with, or otherwise engage in, any business conducted by the Company.

      Each of the Clarion Stockholders has executed an agreement in favor of the Company pursuant to which such person has agreed if, at any time after March 4, 2005 ("Closing Date"), each party to the Asset Purchase Agreement (a "Party") will (i) take any further action necessary in connection with the Asset Purchase Agreement, (ii) cooperate with a contesting or defending Party in any action relating to the business or operations of Clarion or the Company as shall be necessary in connection with the contest or defense, (iii) not, for three years following the Closing Date, take any action which might discourage any person from maintaining the same business relationships with the Company as it maintained with Clarion prior to the Closing Date; (iv) refer all customer inquiries relating to the businesses of Clarion to the Company, (iv) not use any Confidential Information (as defined in the foregoing paragraph).

Item 2.01. Completion of Acquisition or Disposition of Assets.

      The information required to be disclosed by this item is included in item 1.01, above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      In connection with the acquisition of the Clarion Assets described in Item 1.01, above, the Subsidiary undertook certain direct financial obligations, all of which have been guaranteed by the Company. Pursuant to the Asset Purchase Agreement, the Subsidiary paid a purchase price of approximately $1.3 million (collectively, the "Consideration") consisting of (i) the issuance of 394,682 shares of common stock of ECSI and (ii) the assumption of $646,206 of certain liabilities of Clarion, of which ECSI already has paid approximately $350,000 as of the date hereof. The Company also has agreed to assume $438,959 of certain liabilities of Clarion on a contingent basis, as described below ("Contingent Liabilities"), and to pay certain professional and other fees incurred in connection with the transaction.

      The Subsidiary will be obligated to pay the Contingent Liabilities, if at all, only in the event the Subsidiary achieves (A) sales in excess of $3,000,000 ("$3,000,000 in Sales") and/or (B) net earnings before taxes in excess of $600,000 ("$600,000 in Net Earnings") in one of its fiscal years beginning within three (3) years of March 4, 2005. In the event $3,000,000 in Sales are achieved but $600,000 in Net Earnings are not achieved, then 10% of Buyer's net earnings before taxes earned during such fiscal year shall be utilized to pay the Contingent Liabilities. In the event $600,000 in Net Earnings are achieved (whether or not $3,000,000 in Sales are achieved), then (I) all net earnings before taxes in excess of $600,000 earned during such fiscal year plus (II) 10% of the Subsidiary's net earnings before taxes earned during such fiscal year, shall be utilized to pay the Contingent Liabilities. If the Contingent Liabilities are not paid in full and $3,000,000 in Sales or $600,000 in Net Earnings occurs in one or more subsequent fiscal years, then net earnings before taxes with respect to such fiscal years shall be utilized to pay the Contingent Liabilities in the manner set forth in the preceding two sentences until such time, if ever, the Contingent Liabilities are paid in full. Any amounts paid hereunder shall be paid in cash or shares of common stock (valued as of the closing ask price on the date of issuance) as the recipient shall direct.

Item 3.02. Unregistered Sales of Equity Securities.

      In connection with the acquisition of the Clarion Assets described in Item 1.01, above, the Company issued 394,682 shares of common stock ("Shares") to Clarion pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 4(2) thereof. The Shares are being held in escrow pursuant to the terms of an escrow agreement among the Company, Clarion and the Clarion Stockholders in order to indemnify the Company and the Subsidiary from and against, any "Adverse Consequences" (as defined in Item 1.01) which result from an inaccuracy in or breach of any representation, warranty, covenant or other provision set forth in any of the Transaction Documents.

      The Shares will be released from escrow to the Company or Clarion as follows:

o Shares will be returned to the Company for cancellation if, during the three-year period ending March 3, 2008, there is an inaccuracy in or breach of any representation, warranty, covenant or other provision set forth in the Transaction Documents, which results in Adverse Consequences to the Company or the Subsidiary and such entity makes a claim against for the return of the Shares in accordance with the procedures set forth in the escrow agreement, in which case there will be returned to the Company upon the expiration of the term of the escrow agreement (March 3, 2008) a number of Shares calculated by dividing the dollar of the claim by the closing ask price of a share of common stock on such date.

o Any Shares remaining escrow after giving effect to Shares which are subject to return to the Company, as described above, if any, will be released to Clarion for distribution to the Clarion Stockholders upon the earlier of (i) March 8, 2008 or (ii) after the fiscal year in which the Subsidiary achieves sales in excess of $3,000,000 and net earnings before taxes in excess of $600,000.

Item 8.01. Other Events.

      (a) Discussion of Acquisition and Subsidiary Operations.

Subsidiary Operations.

      Cautionary Note Regarding Forward Looking Statements

      The information contained in this report regarding our acquisition of the Clarion Assets and the business of Clarion Sensor Systems Acquisition Corp. after the Closing Date contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and industry financial trends affecting the condition of our business. Our acquisition of Clarion involves a number of special risks, including, but not limited to, the following:

o we may experience difficulty integrating the acquired assets and personnel;

o     the acquisition may disrupt our ongoing business;

o we may not be able to successfully incorporate the acquired technologies and rights into our product offerings and maintain uniform standards, controls, procedures, and policies;

o we may not be able to retain the key personnel who joined our Company upon the acquisition;

o our Subsidiary which acquired the Clarion Assets may fail to achieve the revenues and earnings anticipated;

o a patent may never be issued in favor of the patent pending relating to the technology acquired by the Company; and

o we may ultimately be liable for contingent and other liabilities of Clarion not previously disclosed to us.

      We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, the acquisition of the Clarion Assets has:

      o     diluted current shareholders' ownership interest; and

      o     caused us to assume a material amount of liabilities.

      In addition, in this report, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

      We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

      Overview of ECSI's Operations.

      ECSI designs, develops, manufactures and markets technology-based integrated security systems. We also provide consulting services to security system integrators consisting of risk assessment and vulnerability studies to ascertain a client's security requirements to develop a comprehensive risk management and mitigation program and product design and engineering support services.

      We believe that we are one of the few true comprehensive security solution providers in the industry. We are able to analyze a security risk and develop security solutions specifically tailored to mitigate that risk, including designing, engineering and manufacturing individual components of a system as may be necessary to deliver a fully integrated security system customized to a client's requirements. We offer the complete range of solutions-driven responses to accommodate our customer's needs. We continuously seek to augment our portfolio of technologies by acquiring new technologies to respond to new security challenges as they arise.

      Discussion of the Acquisition and Business of the Subsidiary.

      Clarion has developed and markets proprietary remote monitoring sensor systems to detect nuclear, biological, chemical and radiological (NBCR) contaminants in water and air ("NBCR Devices").

      Over the last few years, the federal government has acknowledged the prospect of security threats to the country's environment, particularly, the introduction of contaminants into the air and the country's water supply. Management of the Company believes that systems that monitor and detect the existence of nuclear, biological, chemical and radiological contaminants in air and water represent an integral part of the US Department of Homeland Security's initiatives over the foreseeable future. In addition, the Environmental Protection Agency has promoted the use of water monitoring systems and has estimated that approximately $138 million is required for upgrading and replacing water infrastructure systems to comply with the Safe Drinking Water Act by 2016.

      We moved rapidly to identify and acquire technologies to address these new security concerns because we believe our clients will require water and air contamination monitoring and detection devices as a part of a fully integrated security system.

      The technologies and intellectual property we acquired are utilized in connection with the manufacture of two key products, the Sentinal monitoring system ("Sentinal") and the Vacusonic water filtration and purification system ("Vacusonic").

      The Sentinal(TM) is a data management device that is the key component of an intelligent, real-time network of sensors and actuators. It monitors such factors as liquid levels, temperature, conductance, turbidity and pressures. In addition, it can detect the presence of specific ions such as ammonium, copper, lead and nitrate and use data collected from analyzers to measure such parameters as total organic carbon, volatile organic chemicals, manganese and mercury.

      The Sentinal(TM) gathers data from remote monitoring sensors and analyzers and allows users to protect stored assets such as water, oil and chemicals and as a consequence, protect equipment, such as supply systems, pipelines, power systems and waste water systems, as well as processes and the environment from contamination. The Sentinal(TM) can be integrated into existing comprehensive security systems.

      The Sentinal(TM) continuously evaluates water quality and compares the results with a previously established analytical baseline. The system then both takes the appropriate, pre-preprogrammed action to correct the problem, including shutting off the supply valve, if necessary, and notifies the designated authority of the problem. The information is reported both locally and remotely to trained building security and operations personnel and first responders are alerted to the validation of a contamination event. The system utilizes two-way communications which allows it to transmit data to a remote site and receive commands from a command and control center, including maintenance and diagnostic updates. The system is capable of communicating via wireless modalities such as radios, cellular networks, satellites, and by way of wired links to a local area network and telephone lines.

      The Sentinal(TM) can be fitted with sensors selected by the manufacturer but also functions utilizing existing sensors. Some sensors are equipped with communications device which allow for remote maintenance inspections.

      Information from the Sentinal(TM) is presented through the Internet, through a local area network of computers or on a local terminal. The data is presented in a Web page format that has analytical and historical storage capability. Each monitoring site will have its own Web page to allow for specific site monitoring and remote configuration of the water quality profile at the site.

      The Sentinal(TM) has been tested and management believes that its efficacy has been verified for the EPA by Battelle Science and Technology International. Clarion has sold approximately 10 Sentinal(TM) systems to date.

      The Vacusonic is a mobile, modular system that yields purified, filtered potable water in emergency situations. The system is designed to function without excessive logistical support an can provide potable water from sources of varying quality without using chemicals. The system is easily transportable by flatbed truck or helicopter to areas requiring an emergency water supply. The Vacusonic can provide throughput of 2,100 gallons an hour and is scalable from 10,000 to 50,000 gallons per day.

      The Vacusonic filters water without chemicals. Filters remove particulate matter by means of a process that maximizes disinfection and chemical destruction. The various processes employed by the system are used to destroy pathogens and volatile organic matter and remove heavy metals. In addition, sensors measuring water quality and process performance throughout the system's operation maximize efficiency and permit remote monitoring and control of operations. Two-way communications allow the system to make adjustments as required.

      Air monitoring capabilities are based on the same principles as the Sentinal(TM) system. Air contamination detection sensors and analyzers are incorporated into the device to monitor for toxic air contamination. The system comprises an integrated configuration of air contamination detection equipment, communication systems, data acquisition and management devices, automated HVAC system controls, and information. The system will detect and validate the presence of a chemical, biological, or radiological contaminant, actuate the HVAC system in the appropriate manner to mitigate the problem, and report its actions and the current status of air quality in the building. The information is reported both locally and remotely to trained building security and operations personnel and first responders who are alerted to the validation of a contamination event.

      The Subsidiary has retained the services of four of Clarion's employees who will continue further research and development with respect to of the development of the Sentinal and Vacusonic technologies and assist in marketing them to the target audience. The Company also will market these devices through its existing distribution channels.

      The Company expects to manufacture Sentinal(TM) and Vacusonic devices and related products at its manufacturing facility in Alabama. The devices are assembled from parts and equipment which are readily available from multiple sources.

      Upon the closing of the acquisition of the Clarion Assets, the Subsidiary retained the services of four employees of Clarion to continue further research and development of products based upon the technologies and who are primarily responsible for marketing and sales of the NCBR Devices.

      The following table sets forth certain information about the Subsidiary's directors and executive officers after the Closing Date of the acquisition of the Clarion Assets:

--------------------------------------------------------------------------------
         Name                              Position                       Age
--------------------------------------------------------------------------------

H. Martin Harmless, II             President and Director                 60
--------------------------------------------------------------------------------

Arthur Barchenko                   Vice President and Director            72
--------------------------------------------------------------------------------

Natalie Barchenko                  Treasurer and Director                 72
--------------------------------------------------------------------------------

      We believe that our acquisition of the Clarion Assets demonstrates our continuing commitment to up-grade our product offerings and allow us to provide our clients with innovative solutions to new security threats as they develop.

      (b) On March 7, 2005, the Company issued a press release announcing that it had acquired the Clarion Assets as more fully described elsewhere herein.

Item 9.01 Financial Statements And Exhibits.

(a) Financial statements of businesses acquired.

      Audited financial statements of Clarion Sensing Systems, Inc. and pro forma financial statements for the Company giving effect to the acquisition of the Clarion Assets will be filed by the Company within sixty days of the date hereof.

(c) Exhibits.

Exhibit
Number                             Exhibit Description
------                             -------------------

10.14 Asset Purchase Agreement dated March 4, 2005 among the Registrant, Clarion Sensing Systems Acquisition Corp., a New Jersey corporation, and Clarion Sensing Systems, Inc., and Indiana corporation.

10.15 Assumption Agreement, dated March 4, 2005, among Clarion Sensing Systems Acquisition Corp. Clarion Sensing Systems, Inc.

10.16 Escrow Agreement dated March 4, 2005, among the Registrant, Clarion Sensing Systems, Inc., the shareholders of Clarion Sensing Systems, Inc. and Lasser Hochman, L.L.C., as escrow agent.

10.17 Form of Target Stockholders Agreement dated March 4, 2005, among the Registrant, Clarion Sensing Systems Acquisition Corp. and each shareholder of Clarion Sensing Systems, Inc.

10.18 Form of Confidentiality and Non-Compete Agreement among the Registrant, Clarion Sensing Systems Acquisition Corp. and each shareholder of Clarion Sensing Systems, Inc.

99.1 Press Release dated March 7, 2005, entitled "ECSI Acquires Remote Air and Water Monitoring Technologies."

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ELECTRONIC CONTROL SECURITY INC.


Date: March 7, 2005                         By: /s/ Arthur Barchenko
                                               ---------------------------------
                                                    Arthur Barchenko, President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): March 4, 2005

                        ELECTRONIC CONTROL SECURITY INC.
             (Exact name of registrant as specified in its charter)

New Jersey                             0-30810               22-2138196
(State or other jurisdiction           (Commission           IRS Employer
of incorporation)                      File Number)          Identification No.)

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

      Electronic Control Security Inc. (the "Company") hereby amends its Current Report on Form 8-K filed March 7, 2005 to provide the financial statements of the Company relating to the acquisition by the Company of Clarion Sensing Systems, Inc.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

      The following financial statements of Clarion Sensing Systems, Inc., the acquired business, are submitted at the end of this Amendment to Current Report on Form 8-K/A, and are filed herewith and incorporated herein by reference:

      (a) Financial statements of businesses acquired.

      Financial Statements                                              Page
      --------------------                                              ----

Audited Financial Statements of Clarion
Sensing Systems, Inc. for the Year ended December 31, 2003           F-1  - F-10

Unaudited Financial Statements of Clarion
Sensing Systems, Inc. for the Nine Months Ended September 30, 2004   F-11 - F-20

      (b) Pro forma financial information.

      The following pro forma financial information of Clarion Sensing Systems, Inc., the acquired business, and the Company is submitted at the end of this Amendment to Current Report on Form 8-K/A, and is filed herewith and incorporated herein by reference:

      Pro Forma Financial Information                                 Page
      -------------------------------                                 ----

Electronic Control Security Inc. and Clarion
Sensing Systems, Inc. Unaudited Pro Forma
Consolidated Condensed Financial Statements                          F-21 - F-26

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ELECTRONIC CONTROL SECURITY INC.


Date: May 6, 2005                       By: /s/ Arthur Barchenko
                                           -------------------------------------
                                                Arthur Barchenko, President

                          INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Clarion Systems Sensing, Inc.

         Report of Independent Registered Public Accounting Firm     F-1

         Balance Sheets as of December 31, 2003                      F-2

         Statements of Operations for the year December 31, 2003     F-3

         Statements of Stockholders' Equity
         for the year ended December 31, 2003                        F-4

         Statements of Cash Flows for
         the year ended December 31, 2003                            F-5

         Notes to the Financial Statements                           F-6 - F-10

Unaudited Financial Statements of Clarion Systems Sensing, Inc.

         Report of Independent Registered Public Accounting Firm     F-11

         Balance Sheets as of September 30, 2004                     F-12

         Statements of Operations for the
         nine months ended September 30, 2004                        F-13

         Statements of Stockholders Equity
         For the nine months ended September 30, 2004                F-14

         Statements of Cash Flows for the
         nine months ended September 30, 2004                        F-15

         Notes to the Financial Statements                           F-16 - F-20

Unaudited Pro Forma Consolidated Condensed Financial Statements      F-21 - F-22

         Pro Forma Consolidated Condensed Balance Sheet
         December 31, 2004                                           F-23

         Pro Forma Combined Consolidated Statements of
         Operations for the Six Months Ended June 30, 2004           F-24

         Pro Forma Combined Consolidated Statements of
         Operations for the Year Ended June 30, 2004                 F-25

         Notes to the Pro Forma Consolidated
         Condensed Financial Statements                              F-26

                          Independent Auditors' Report

To the Board of Directors
Clarion Sensing Systems, Inc.
Indianapolis, Indiana

We have audited the accompanying balance sheet of Clarion Sensing Systems, Inc., as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of Clarion Sensing Systems, Inc., as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted auditing principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Somerset CPAs, P.C.

Indianapolis, Indiana

January 21, 2005

                          CLARION SENSING SYSTEMS, INC.
                                  Balance Sheet
                                December 31,2003

                                     Assets

Current Assets
  Cash                                                              $    21,793
  Accounts receivable                                                     2,773
  Inventories                                                             1,000
                                                                    -----------

                                                                         25,566
                                                                    -----------

  Total Current Assets

Property and Equipment
  Property and equipment                                            $    23,342
  Less allowances for depreciation                                      (10,096)
                                                                    -----------

  Total Property and Equipment
                                                                         13,246
                                                                    -----------

     Total Assets
                                                                    $    38,812
                                                                    ===========

                 Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
  Current maturities of note payable                                $    99,502
  Current maturities of capital lease obligations                         5,232
  Accounts payable                                                       96,860
  Accrued compensation and taxes                                        448,043
  Accrued rent                                                           43,015
                                                                    -----------

  Total Current Liabilities                                             692,652
                                                                    -----------

Long-term Liabilities
  Notes payable                                                          73,998
  Capital lease obligations                                               4,311
                                                                    -----------

  Total Long-term Liabilities                                            78,309
                                                                    -----------

  Total Liabilities                                                     770,961
                                                                    -----------

Stockholders' Equity (Deficit)
  Common stock                                                           50,000
  Additional paid-in capital                                            432,558
  Retained deficit                                                   (1,214,707)
                                                                    -----------

  Total Stockholders' Equity (Deficit)                                 (732,149)

     Total Liabilities and Stockholders' Equity (Deficit)           $    38,812
                                                                    ===========

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC.
                             Statement of Operations
                       For the Year Ended December 31,2003

Revenues                                                              $  92,390

Cost of Revenues                                                         41,460
                                                                      ---------

Gross Profit                                                             50,930
                                                                      ---------

General and Administrative Expense                                      357,941
                                                                      ---------

Loss from Operations                                                   (307,011)
                                                                      ---------

Other Income (Expense)
    Other income                                                          5,487
    Interest expense                                                    (17,592)
                                                                      ---------

    Total Other Income (Expense)
                                                                        (12,105)
                                                                      ---------

Net Loss                                                              $(319,116)
                                                                      =========

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC
                   Statement of Stockholders' Equity (Deficit)
                      For the Year Ended December 31, 2003

                                                                                                                     Total
                                                     Common Stock               Additional       Retained        Shareholders'
                                                Shares           Amount      Paid in Capital      Deficit       Equity (Deficit)
                                             -----------      -----------    ---------------    -----------     ----------------
Balance at December 31, 2002                         100      $    50,000      $   379,758      $  (895,591)      $  (465,833)

Issuance of common stock                              16                0              600                0               600

Capital contributions from stockholders                0                0           52,200                0            52,200

Net loss                                               0                0                0         (319,116)         (319,116)
                                             -----------      -----------      -----------      -----------       -----------

Balance at December 31, 2003                         116      $    50,000      $   432,558      $(1,214,707)      $  (732,149)
                                             ===========      ===========      ===========      ===========       ===========

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC.
                             Statement of Cash Flows
                       For the Year Ended December 31, 2003

Cash Flows from Operating Activities
    Net loss                                                                       $(319,116)
    Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation                                                                4,933
           Changes in operating assets and liabilities:
             (Increase) decrease in accounts receivable                               (2,773)
             Increase (decrease) in accounts payable                                  57,204
             Increase (decrease) in accrued expenses                                 167,891
                                                                                   ---------

    Net cash used in operating activities                                            (91,861)
                                                                                   ---------

Cash Flows from Investing Activities
    Payments for the purchase of property and equipment                               (1,673)
                                                                                   ---------

    Net cash used in investing activities                                             (1,673)
                                                                                   ---------

Cash Flows from Financing Activities
    Capital contributions from stockholders                                           52,800
    Proceeds from issuance of long-term debt                                          68,282
    Principal payments on long-term debt                                              (2,500)
    Principal payments under capital lease obligations                                (4,744)
                                                                                   ---------

    Net cash provided by financing activities                                        113,838
                                                                                   ---------

Net Increase in Cash and Cash Equivalents                                             20,304

Cash and Cash Equivalents, Beginning of Year                                          1 ,489
                                                                                   ---------

Cash and Cash Equivalents, End of Year                                             $  21,793
                                                                                   ---------

Supplemental Cash Flow Disclosures
    Interest paid                                                                  $   9,953
                                                                                   =========

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2003

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

Nature of Operations

Clarion Sensing Systems, Inc. (the Company), is an Indianapolis based provider of proprietary monitoring sensor systems, designed for air and water sensing applications. The sensor system is able to remotely monitor, analyze, detect and communicate the presence of nuclear, biological, chemical and radiological contamination and operational problems, allowing for immediate notification and action. The Company provides its services to various industries, including municipalities, manufacturing, and military and defense operations.

Revenue Recognition

The Company generally recognizes revenue for contracts utilizing output measures such as when services are performed, units are delivered or when contract milestones are met.

Accounts Receivable

The Company carries its accounts receivable at invoiced amounts. On a periodic basis, the Company evaluates its accounts receivable and writes off uncollectible accounts, based on history of past write-offs and collections and current credit conditions. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided. The Company's policy is not to accrue interest on past due trade receivables.

Inventories

Inventories are stated at the lower of cost or market. Costs are determined under the first-in, first-out method (FIFO) method of accounting.

Property, Equipment, and Depreciation

Property and equipment are carried at cost and includes expenditures for new additions and those, which substantially increase the useful lives of existing assets. Depreciation is computed at various rates by use of the straight-line method and certain accelerated methods. Depreciable lives are generally as follows:

        Office furniture                        5 to 7 years
        Equipment                               5 to 10 years

Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of property or equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts in the year of disposal with the resulting gain or loss reflected in earnings or in the cost of the replacement asset.

The provision for depreciation amounted to $4,933 for the year ended December 31, 2003.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2003

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Cash Flows

For purposes of the Statements of Cash Flows, the Company considers all highly liquid instruments that are purchased within three months or less of an instruments maturity date to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Note Payable:

The Company has a promissory note payable due to a bank at December 31, 2003, in the amount of $99,502 with a fixed interest rate of 7%, later amended to 8.75% due to loan default as discussed in the following paragraph. The note is secured by substantially all assets of the Company and is personally guaranteed by certain stockholders of the Company.

The note payable contains various affirmative covenants. At December 31, 2003, the Company was in breach with many of these covenants and the loan was considered in default. As a result the Company entered into an agreement with the bank to pay interest only on the note up through sale of the Company's assets as described in Note 9. Under terms of the agreement, the prospective buyer has entered into a contract with the bank to pay the obligation and will assume the liability at closing. Management of the Company believes it is likely the bank will call the note in the event the acquisition does not consummate within a reasonable period after the date of this report.

Note 3 - Long-term Debt:

The Company has outstanding long-term debt in the amount of $73,998 due to prospective investors, as of December 31, 2003, including imputed interest at 15%. The obligations are due on demand; however remains unsecured and outstanding as of December 31, 2004, and are classified as long-term liabilities on the Company's balance sheet at December 31, 2003.

Contingent on the sale of the Company's assets as described in Note 9, the debt shall be converted to stock of the prospective buyers as defined in the agreement.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2003

Note 4 - Capital Leases:

Long-term leases relating to the financing of fixed assets are accounted for as installment purchases. The capital lease obligations reflect the present value of future rental payments, discounted at the interest rate implicit in the lease, and a corresponding amount is capitalized as the cost of the fixed assets. The fixed assets are being depreciated over periods ranging from five to ten years.

The following is an analysis of fixed assets under capital lease at December 31, 2003:

      Equipment                                                    $16,917
      Less allowances for depreciation                               6,433
                                                                   -------

                                                                   $10,484
                                                                   =======

Following is a schedule of future minimum lease payments due under the capital lease obligations together with the present value of net minimum lease payments as of December 31, 2003:

      Year Ending December 31,
      ------------------------
                2004                                             $  6,014
                2005                                                4,511
                2006                                                    0
                2007                                                    0
                2008                                                    0
             Later Years                                                0
                                                                 --------

      Total minimal lease payments                                 10,525
      Less amounts representing interest                              982
                                                                 --------

      Present value of net minimum lease payments                   9,543

      Less current portion                                         (4,311)
                                                                 --------

      Long-term portion                                          $  5,232
                                                                 ========

Note 5 - Related Party Transactions:

The Company leases its office facilities from a stockholder. The lease is on a month-to-month basis and currently provides for monthly payments of $1,227. Rent expense under this arrangement amounted to $18,754 for the year ended December 31, 2003.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2003

Note 6 - Common Stock:

The Company has stock with equal voting rights and no par value.

The following summarizes the Company's shares of common stock as of December 31, 2003:

      Authorized                                                     1,000
      Issued                                                           116
      Outstanding                                                      116

Note 7 - Income Taxes:

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for income taxes has been included in the financial statements.

Note 8 - Going Concern:

The accompanying financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since inception. In addition, the Company has used substantial amounts of working capital in its operations. Further, at December 31, 2003, current liabilities exceed current assets by $667,086 and the Company reported a retained deficit of $1,214,707. As described in Note 9, the Company entered into a letter of intent in 2004 to sell its business assets contingent on the results of an independent valuation of certain intangible assets.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon either a) the Company's ability to successfully sell the Company as discussed in Note 9, or b) obtain financing from other investors or creditors to provide sufficient cash flow to meet financing requirements and continue future operations. Management believes that actions presently being taken, including but not limited to, the letter of intent to sell the Company's assets as discussed in Note 9, provide the opportunity for the Company to continue as a going concern.

Note 9 - Subsequent Event:

Effective September 1, 2004, the Company entered into a letter of intent with ECSI International, Inc. ("ECSI") to acquire substantially all of the assets of the Company and assume certain liabilities in exchange for 381,250 shares of ECSI common stock. Under terms of the agreement ECSI will also convert the majority of accrued compensation and accrued rent, included in the Company's December 31, 2003 balance sheet to cash or stock if certain future operating performance targets are met. If those operating targets are met, the value of the consideration ultimately paid to the Company's current stockholders will be added to the cost of the acquisition, which will increase the amount of goodwill arising in the transaction.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2003

Note 9 - Subsequent Event (Continued):

The Company is in process of obtaining a third party valuation of certain intangible assets and in negotiations regarding certain assumed liabilities; accordingly the acquisition has not consummated and the allocation of the prospective purchase price is not available on the date of this report.

             Report of Independent Registered Public Accounting Firm

To the Board of Directors
CLARION SENSING SYSTEMS, INC.
Indianapolis, Indiana

We have reviewed the condensed balance sheet of Clarion Sensing Systems, Inc. as of September 30, 2004, and the related condensed statements of operations, stockholders' equity (deficit), and cash flows for the nine-month period ended September 30, 2004 included in the accompanying Securities and Exchange Commission Form 8-K. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the condensed financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the balance sheet of Clarion Sensing Systems as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended (not presented herein); and in our report dated January 21, 2005, we expressed an unqualified opinion on those financial statements.


/s/ Somerset CPAs, P.C.

Indianapolis, Indiana

January 21, 2005

                          CLARION SENSING SYSTEMS, INC.
                                  Balance Sheet
                               September 30, 2004

                                     Assets

                                                                           2004
                                                                    -----------
Current Assets
  Cash                                                              $     8,493
  Inventories                                                             1,000
                                                                    -----------

  Total Current Assets                                                    9,493
                                                                    -----------

Property and Equipment
  Property and equipment                                                 23,428
  Less allowances for depreciation                                      (13,221)
                                                                    -----------

  Total Property and Equipment                                           10,207
                                                                    -----------

      Total Assets                                                  $    19,700
                                                                    ===========

                 Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
  Accounts payable                                                  $   105,962
  Short-term debt                                                       227,200
  Note payable to bank                                                  104,000
  Current portion of capital lease obligations                            5,673
  Accrued wages and withholdings                                        482,919
  Accrued rent                                                           56,696
                                                                    -----------

  Total Current Liabilities                                             982,450
                                                                    -----------

Shareholders' Equity (Deficit)
  Common stock                                                           50,000
  Additional paid-in capital                                            458,658
  Retained earnings (deficit)                                        (1,471,408)
                                                                    -----------

  Total Shareholders' Equity (Deficit)                                 (962,750)
                                                                    -----------

      Total Liabilities and Shareholders' Equity (Deficit)          $    19,700
                                                                    ===========

             See accompanying notes and accountants' review report.

                          CLARION SENSING SYSTEMS, INC.
                             Statement of Operations
                  For the Nine Months Ended September 30, 2004

Revenues                                                              $  45,623

Cost of Revenues                                                         11,909
                                                                      ---------

Gross Profit                                                             33,714
                                                                      ---------

General and Administrative Expense                                      275,775
                                                                      ---------

Loss from Operations                                                   (242,061
                                                                      ---------
Other Income (Expense)
    Interest expense                                                    (14,640)
                                                                      ---------

    Total Other Income (Expense)                                        (14,640)
                                                                      ---------

Net Loss                                                              $(256,701)
                                                                      =========

             See accompanying notes and accountants' review report.

                          CLARION SENSING SYSTEMS, INC
                   Statement of Stockholders' Equity (deficit)
                               September 30, 2004

                                                                                                                      Total
                                                     Common Stock              Additional         Retained        Shareholders'
                                                Shares           Amount      Paid in Capital      Deficit       Equity (Deficit)
                                             -----------      -----------    ---------------    -----------     ----------------
Balance at December 31, 2003                         116      $    50,000      $   432,558      $(1,214,707)      $  (732,139)

Issuance of common stock                               1                0            7,500                0             7,500

Capital contributions from stockholders                0                0           18,600                0            18,600

Net loss                                               0                0                0         (256,701)         (256,701)
                                             -----------      -----------      -----------      -----------       -----------

Balance at September 30, 2004                        117      $    50,000      $   458,658      $(1,471,408)      $  (962,750)
                                             ===========      ===========      ===========      ===========       ===========

             See accompanying notes and accountants' review report.

                          CLARION SENSING SYSTEMS, INC.
                             Statement of Cash Flows
                  For the Nine Months Ended September 30, 2004

Cash Flows from Operating Activities
    Net loss                                                          $(256,701)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation and amortization                                   3,124
          Changes in operating assets and liabilities:
              (Increase) decrease in accounts receivable                  2,773
              Increase (decrease) in accounts payable                     9,102
              Increase (decrease) in accrued expenses                    48,557
                                                                      ---------

    Net cash used in operating activities                              (193,145)
                                                                      ---------

Cash Flows from Financing Activities
    Capital contributions from stockholders                              26,100
    Proceeds from issuance of debt                                      157,700
    Principal payments under capital lease obligations                   (3,955)
                                                                      ---------

    Net cash provided by financing activities                           179,845
                                                                      ---------

Net Decrease in Cash and Cash Equivalents                               (13,300)

Cash and Cash Equivalents, Beginning of Year                             21,793
                                                                      ---------

Cash and Cash Equivalents, End of Year                                $   8,493
                                                                      =========

Supplemental Cash Flow Disclosures
    Interest paid                                                     $   7,100
                                                                      =========

             See accompanying notes and accountants' review report.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                               September 30, 2004

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

Nature of Operations

Clarion Sensing Systems, Inc. (the Company), is an Indianapolis based provider of proprietary monitoring sensor systems, designed for air and water sensing applications. The sensor system is able to remotely monitor, analyze, detect and communicate the presence of nuclear, biological, chemical and radiological contamination and operational problems, allowing for immediate notification and action. The Company provides its services to various industries, including municipalities, manufacturing, and military and defense operations.

Revenue Recognition

The Company generally recognizes revenue for contracts utilizing output measures such as when services are performed, units are delivered or when contract milestones are met.

Accounts Receivable

The Company carries its accounts receivable at invoiced amounts. On a periodic basis, the Company evaluates its accounts receivable and writes off uncollectible accounts, based on history of past write-offs and collections and current credit conditions. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided. The Company's policy is not to accrue interest on past due trade receivables.

Inventories

Inventories are stated at the lower of cost or market. Costs are determined under the first-in, first-out method (FIFO) method of accounting.

Property, Equipment, and Depreciation

Property and equipment are carried at cost and includes expenditures for new additions and those, which substantially increase the useful lives of existing assets. Depreciation is computed at various rates by use of the straight-line method and certain accelerated methods. Depreciable lives are generally as follows:

      Office furniture                          5 to 7 years
      Equipment                                 5 to 10 years

Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of property or equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts in the year of disposal with the resulting gain or loss reflected in earnings or in the cost of the replacement asset.

The provision for depreciation amounted to $3,124 for the nine months ended September 30, 2004.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                               September 30, 2004

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Cash Flows

For purposes of the Statements of Cash Flows, the Company considers all highly liquid instruments that are purchased within three months or less of an instruments maturity date to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Note Payable:

The Company has a promissory note payable due to a bank at September 30, 2004, in the amount of $104,000 with a fixed interest rate of 7%, later amended to 8.75% due to loan default as discussed in the following paragraph. The note is secured by substantially all assets of the Company and is personally guaranteed by certain stockholders of the Company.

The note payable contains various affirmative covenants. At September 30, 2004, the Company was in breach with many of these covenants and the loan was considered in default. As a result the Company entered into an agreement with the bank to pay interest only on the note up through sale of the Company's assets as described in Note 9. Under terms of the agreement, the prospective buyer has entered into a contract with the bank to pay the obligation and will assume the liability at closing. Management of the Company believes it is likely the bank will call the note in the event the acquisition does not consummate within a reasonable period after the date of this report.

Note 3 - Short-term Debt:

The Company has outstanding debt due on demand in the amount of $94,200 due to prospective investors, as of September 30, 2004, including imputed interest ranging from 10% - 15%. Contingent on the sale of the Company's assets as described in Note 9, the debt shall be converted to stock of the prospective buyers as defined in the agreement.

The Company also has outstanding debt in the amount of $133,000, with interest fixed at 7.5% due to ECSI International, Inc. (ECSI) as of September 30, 2004. The note is secured by certain stockholders of the Company and contains certain covenants as defined. Pursuant to the agreement, ECSI agrees to fund operations of the Company during the period a business combination between the parties remains under negotiation. Additionally, if the business combination takes place ECSI shall forgive all accrued interest and outstanding principal owed by the Company. However, in the event the business combination is not completed between the parties; the Company shall pay on demand outstanding accrued interest and principal. As described further in Note 9, closing of the business combination is considered likely by management of the Company.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                               September 30, 2004

Note 4 - Capital Leases:

Long-term leases relating to the financing of fixed assets are accounted for as installment purchases. The capital lease obligations reflect the present value of future rental payments, discounted at the interest rate implicit in the lease, and a corresponding amount is capitalized as the cost of the fixed assets. The fixed assets are being depreciated over periods ranging from five to ten years.

The following is an analysis of fixed assets under capital lease at September 30, 2004:

      Equipment                                                    $16,917
      Less allowances for depreciation                               9,578
                                                                   -------

                                                                   $ 7,339
                                                                   =======

Following is a schedule of future minimum lease payments due under the capital lease obligations together with the present value of net minimum lease payments as of September 30, 2004:

      Year Ending December 31,
      ------------------------
                2005                                              $ 6,014
             Later Years                                                0
                                                                  -------

      Total minimal lease payments                                  6,014
      Less amounts representing interest                              341
                                                                  -------

      Present value of net minimum lease payments                   5,673

      Less current portion                                         (5,673)
                                                                  -------

      Long-term portion                                           $     0
                                                                  =======

Note 5 - Related Party Transactions:

The Company leases its office facilities from a stockholder. The lease is on a month-to-month basis and currently provides for monthly payments of $1,288. Rent expense under this arrangement amounted to $13,681 for the nine months ended September 30, 2004.

Effective November 1, 2004, the lease was restructured and a new agreement was signed. The new agreement provides for monthly payments of $1,300, expiring November 30, 2005.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                               September 30, 2004

Note 6 - Common Stock:

The Company has stock with equal voting rights and no par value.

The following summarizes the Company's shares of common stock as of September 30, 2004:

      Authorized                                                     1,000
      Issued                                                           117
      Outstanding                                                      117

Note 7 - Income Taxes:

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for income taxes has been included in the financial statements.

Note 8 - Going Concern:

The accompanying financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since inception. In addition, the Company has used substantial amounts of working capital in its operations. Further, at September 30, 2004, current liabilities exceed current assets by $972,957 and the Company reported a retained deficit of $1,471,408. As described in Note 9, the Company entered into a letter of intent in 2004 to sell its business assets contingent on the results of an independent valuation of certain intangible assets.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon either a) the Company's ability to successfully sell the Company as discussed in Note 9, or b) obtain financing from other investors or creditors to provide sufficient cash flow to meet financing requirements and continue future operations. Management believes that actions presently being taken, including but not limited to, the letter of intent to sell the Company's assets as discussed in Note 9, provide the opportunity for the Company to continue as a going concern.

Note 9 - Subsequent Event:

Effective September 1, 2004, the Company entered into a letter of intent with ECSI International, Inc. ("ECSI") to acquire substantially all of the assets of the Company and assume certain liabilities in exchange for 381,250 shares of ECSI common stock. Under terms of the agreement ECSI will also convert the majority of accrued compensation and accrued rent, included in the Company's September 30, 2004 balance sheet to cash or stock if certain future operating performance targets are met. If those operating targets are met, the value of the consideration ultimately paid to the Company's current stockholders will be added to the cost of the acquisition, which will increase the amount of goodwill arising in the transaction.

                          CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                               September 30, 2004

Note 9 - Subsequent Event (Continued):

The Company is in process of obtaining a third party valuation of certain intangible assets and in negotiations regarding certain assumed liabilities; accordingly the acquisition has not consummated and the allocation of the prospective purchase price is not available on the date of this report.

                        ELECTRONIC CONTROL SECURITY INC.
                               UNAUDITED PRO FORMA
                   CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

On March 4, 2005, Electronic Control Security Inc. ("ECSI") and its wholly owned subsidiary Clarion Sensing Systems Acquisition Corp. (the "Subsidiary," which together with ECSI is herein referred to as the "Company"), entered into a series of agreements with Clarion Sensing Systems, Inc., an Indiana corporation ("Clarion"), and its stockholders (the "Clarion Stockholders") to acquire all of Clarion's assets (the "Clarion Assets") and assume certain of its liabilities. Pursuant to an Asset Purchase Agreement, the Company acquired the tangible and intangible assets described below for a purchase price of approximately $1.4 million (collectively, the "Consideration") consisting of (i) the issuance of 394,682 shares of common stock of ECSI ("Shares") (ii) the assumption of $655,587 of certain liabilities of Clarion, of which ECSI already has paid approximately $413,144 as of the date hereof and (iii) transaction costs totaling $116,750. The Company also has agreed to assume $438,959 of certain liabilities of Clarion on a contingent basis, as described in Items 1.01 and
2.03 to Amendment No. 1 to Current Form 8-K to which these financial statements are attached ("Contingent Liabilities"), and to pay certain professional and other fees incurred in connection with the transaction.

The transaction will be accounted for under the purchase method of accounting, and as such the cost of the acquisition will be allocated to Clarion's underlying net assets in proportion to their respective fair values.

This unaudited combined consolidated pro forma information should be read in conjunction with the consolidated financial statements of the Company included in our Annual Report filed on Form 10-KSB for the year ended June 30, 2004 and our Quarterly Report filed on Form 10-QSB for the six months ended December 31, 2004 filed on February 9, 2005. In addition, this pro forma information should be read in conjunction with the financial statements for Clarion for the year ended December 31, 2003 and the nine months ended September 30, 2004 included within this Amendment to Current Report on Form 8-K/A.

The following unaudited pro forma combined consolidated statement of operations for the year ended June 30, 2004 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the March 4, 2005 acquisition of the Clarion net assets and are based on the historical statement of operations for those periods as if the transaction occurred on July 1, 2003. The pro forma consolidated combined statement of operations combines the results of operations of the Company for the year ended June 30, 2004 with the results of operations of Clarion for the year ended June 30, 2004.

The following unaudited pro forma combined consolidated statement of operations for the six months ended December 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the March

4, 2005 acquisition of the Clarion net assets and are based on the historical statement of operations for those periods as if the transaction occurred on July 1, 2004. Such pro forma statement of operations combines the results of operations of the Company for the six months ended December 31, 2004 with the results of operations of Clarion for the six months ended December 31, 2004.

The following unaudited pro forma combined consolidated balance sheet has been prepared in accordance with accounting principals generally accepted in the United States, gives effect to the March 4, 2005 acquisition of the Clarion Assets and liabilities as of December 31, 2004, and assumes the acquisition took place on that date.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of the Clarion Assets been consummated as of the dates specified above.

                        Electronic Control Security Inc.
           Pro Forma Consolidated Condensed Balance Sheet (UNAUDITED)
                                December 31, 2004

                                                                                             ECSI
                                                      ECSI (A)         Proforma            Proforma
                                                    -----------      -----------         -----------
ASSETS
Current assets
      Cash and cash equivalents                     $   162,898      $                   $   162,898
      Marketable securities, available for sale         751,099                              751,099
      Certificates of deposit                           102,183                              102,183
      Accounts receivable                             1,062,530                            1,062,530
      Loan receivable                                   295,485         (295,485)(B)              --
      Inventories                                     1,574,311                            1,574,311
      Other current assets                              438,971                              438,971
                                                    -----------                          -----------

          Total current assets                        4,387,477         (295,485)          4,091,992

Property and equipment  - net                           502,900           48,000(B)          550,900
Intangible assets - net                                  37,867        1,387,402(B)        1,425,269
Certificate of deposit, pledged                         250,000                              250,000
Goodwill                                                 50,000                               50,000
Deferred income taxes                                   441,800                              441,800
Other assets                                             78,825                               78,825
                                                    -----------                          -----------

                                                    $ 5,748,869      $ 1,139,917         $ 6,888,786
                                                    ===========      ===========         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Accounts payable and accrued expenses         $   642,685      $   476,851(B)      $ 1,119,536
      Current maturities of long-term debt              199,992                              199,992
      Obligations under capital leases                    1,302                                1,302
      Other current liabilities                          10,828                               10,828
                                                    -----------                          -----------

          Total current liabilities                     854,807          476,851           1,331,658

Noncurrent liabilities
      Long-term debt                                    483,341                              483,341
      Due to officers and shareholders                  354,795                              354,795
      Deferred income taxes                              48,000                               48,000
                                                    -----------                          -----------

          Total liabilities                           1,740,943          476,851           2,217,794

Shareholders' equity
     Series A Convertible Preferred stock                 3,625                                3,625
     Series B 10% Convertible Preferred stock                 2                                    2
      Common Stock                                        6,610              395(B)            7,005
      Additional paid-in capital                      9,443,910          662,671(B)       10,106,581
      Accumulated deficit                            (5,454,403)                          (5,454,403)
      Accumulated other comprehensive income             18,182                               18,182
      Treasury stock, at cost, 100,000 shares           (10,000)                             (10,000)
                                                    -----------                          -----------

          Total shareholders' equity                  4,007,926          663,066           4,670,992
                                                    -----------      -----------         -----------

                                                    $ 5,748,869      $ 1,139,917         $ 6,888,786
                                                    ===========      ===========         ===========

 See Notes to Pro Forma Consolidated Condensed financial statements (UNAUDITED)

                        Electronic Control Security Inc.
      Pro Forma Combined Consolidated Statements of Operations (UNAUDITED)
                            Year Ended June 30, 2004

                                                                                                              ECSI
                                                        ECSI            Clarion          Proforma           Proforma
                                                     -----------      -----------      -----------        -----------
Revenues                                             $ 2,061,412      $   125,305      $                  $ 2,186,717
Cost of revenues                                         928,567           42,094                             970,661
                                                     -----------      -----------      -----------        -----------

          Gross profit                                 1,132,845           83,211                           1,216,056
                                                     -----------      -----------      -----------        -----------

 Research and development                                322,912                                              322,912
 Selling, general and administrative expenses          1,782,534          243,222           84,811[C]       2,110,567
 Stock based compensation                                117,200               --                             117,200
                                                     -----------      -----------      -----------        -----------

          Loss from operations                        (1,089,801)        (160,011)         (84,811)        (1,334,623)

Other (income) expense
     Interest expense                                    105,916            7,209                             113,125
     Interest income                                      (3,128)                                              (3,128)
     Minority interest in subsidiary loss                (42,633)                                             (42,633)
                                                     -----------      -----------      -----------        -----------

Total other (income) expense                              60,155            7,209               --             67,364
                                                     -----------      -----------      -----------        -----------

Loss before tax benefit                               (1,149,956)        (167,220)         (84,811)        (1,401,987)

Income tax benefit                                       (31,300)              --               --            (31,300)
                                                     -----------      -----------      -----------        -----------

Net loss before dividends                             (1,118,656)        (167,220)         (84,811)        (1,370,687)

Dividends related to convertible preferred stock       1,167,147               --               --          1,167,147
                                                     -----------      -----------      -----------        -----------

Net loss attributable to common shareholders         $(2,285,803)     $  (167,220)     $   (84,811)       $(2,537,834)
                                                     ===========      ===========      ===========        ===========

Basic and diluted net loss per share                                                                      $     (0.50)
                                                                                                          ===========

Weighted average shares outstanding - Proforma                                                              5,099,709
                                                                                                          ===========

 See Notes to Pro Forma Consolidated Condensed financial statements (UNAUDITED)

                        Electronic Control Security Inc.
      Pro Forma Combined Consolidated Statements of Operations (UNAUDITED)
                       Six months ended December 31, 2004

                                                                                                              ECSI
                                                         ECSI           Clarion         Proforma            Proforma
                                                     -----------                       -----------        -----------
Revenues                                             $ 1,957,592      $     8,445      $                  $ 1,966,037
Cost of revenues                                       1,218,469            2,204                           1,220,673
                                                     -----------      -----------                         -----------

          Gross profit                                   739,123            6,241                             745,364
                                                     -----------      -----------                         -----------

 Research and development                                161,829                                              161,829
 Selling, general  and administrative expenses           806,299          232,780           42,405[D]       1,081,484
 Stock based compensation                                120,000               --                             120,000
                                                                      -----------                         -----------

          Loss from operations                          (349,005)        (226,539)         (42,405)          (617,949)

Other (income) expense
     Interest expense                                     56,885              140                              57,025
     Interest income                                      (7,107)                                              (7,107)
     Minority interest in subsidiary loss                (27,166)                                             (27,166)
     Gain on sale of marketable securities                (7,519)                                              (7,519)
                                                     -----------      -----------      -----------        -----------

Total other (income) expense                              15,093              140                0             15,233
                                                     -----------      -----------      -----------        -----------

Loss before tax benefit                                 (364,098)        (226,679)         (42,405)          (633,182)

Income tax benefit                                            --               --               --                 --
                                                     -----------      -----------      -----------        -----------

Net loss before dividends                               (364,098)        (226,679)         (42,405)          (633,182)

Dividends related to convertible preferred stock         100,000               --                             100,000
                                                     -----------      -----------                         -----------

Net loss attributable to common shareholders         $  (464,098)     $  (226,679)     $   (42,405)       $  (733,182)
                                                     ===========      ===========      ===========        ===========

Basic and diluted net loss per share                                                                      $     (0.12)
                                                                                                          ===========

Weighted average shares outstanding - Proforma                                                              6,347,002
                                                                                                          ===========

 See Notes to Pro Forma Consolidated Condensed financial statements (UNAUDITED)

                        ELECTRONIC CONTROL SECURITY INC.
                  NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED
                                   (UNAUDITED)

(A)   Reflects the historical financial position of ECSI at December 31, 2004

(B) The following represents the acquisition of Clarion and the allocation of the purchase price.

      Calculation of purchase price
                    Advances to Clarion made prior to December 31, 2004    $  295,485
                    Assumption of certain Clarion liabilities                 360,101
                    Issuance of 394,682 shares of ESCI common Stock           663,066
                    Transaction costs - accrued                               116,750
                                                                           ----------

                                                                           $1,435,402
                                                                           ==========
      Allocation of purchase price
                    Tangible Assets - Furniture Fixtures & Equipment       $   48,000
                    Intangible assets consisting of
                        Vacusonic Patent Pending and Trademarks               818,653
                        Sentinal Trademark and Proposed Patent                560,131
                        Intenet Domain Names and URL                            8,617
                                                                           ----------

                                                                           $1,435,402
                                                                           ==========

(C) To record the increased depreciation and amortization of acquired tangible and intangible assets for the year ended June 30, 2004.

(D) To record the increased depreciation and amortization of acquired tangible and intangible assets for the six months ended December 31, 2004.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2005

                        ELECTRONIC CONTROL SECURITY INC.
             (Exact name of registrant as specified in its charter)

          New Jersey                     0-30810                 22-2138196
(State or other jurisdiction          (Commission               IRS Employer
      of incorporation)               File Number)           Identification No.)

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

      The following financial statements of Clarion Sensing Systems, Inc., the acquired business, are submitted at the end of this Amendment to Current Report on Form 8-K/A, and are filed herewith and incorporated herein by reference:

      (i)   Financial statements of businesses acquired.

         Financial Statements                                        Page
         --------------------                                        ----

Audited Financial Statements of Clarion
Sensing Systems, Inc. for the Year ended
December 31, 2004                                                     1-9

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ELECTRONIC CONTROL SECURITY INC.

Date: August 12, 2005                                By: /s/ Arthur Barchenko
                                                        ------------------------
                                                     Arthur Barchenko, President

                          CLARION SENSING SYSTEMS, INC.
                              Financial Statements
                          Year Ended December 31, 2004

                          CLARION SENSING SYSTEMS, INC.

                                TABLE OF CONTENTS

                                                                            Page

Report of Independent Registered Public Accounting Firm...................    1

Financial Statements
    Balance Sheet.........................................................    2
    Statement of Operations...............................................    3
    Statement of Stockholders' Deficit ...................................    4
    Statement of Cash Flows...............................................    5
    Notes to Financial Statements.........................................    6

                          Independent Auditors' Report

To the Board of Directors
Clarion Sensing Systems, Inc.
Indianapolis, Indiana

We have audited the accompanying balance sheet of Clarion Sensing Systems, Inc., as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of Clarion Sensing Systems, Inc., as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted auditing principles.

/s/ Somerset CPAs, P.C.

Indianapolis, Indiana

August 9, 2005

                          CLARION SENSING SYSTEMS, INC
                                  Balance Sheet
                                December 31, 2004

                                     Assets
Current Assets
    Cash                                                            $    10,058
    Inventories                                                           1,001
                                                                    -----------

    Total Current Assets                                                 11,059
                                                                    -----------
Property and Equipment
    Property and equipment                                               23,428
    Less allowances for depreciation                                    (14,263)
                                                                    -----------

    Total Property and Equipment                                          9,165
                                                                    -----------

         Total Assets                                               $    20,224
                                                                    ===========
                      Liabilities and Shareholders' Deficit
Liabilities
    Accounts payable                                                $    59,952
    Short-term debt                                                     381,300
    Note payable to bank                                                105,794
    Current portion of capital lease obligations                          4,338
    Accrued wages and withholdings                                      419,261
    Accrued rent                                                         56,696
                                                                    -----------

    Total Liabilities                                                 1,027,341
                                                                    -----------
Shareholders' Deficit
    Common stock                                                         50,000
    Additional paid-in capital                                          464,938
    Accumulated deficit                                              (1,522,055)
                                                                    -----------
    Total Shareholders' Deficit                                      (1,007,117)
                                                                    -----------
         Total Liabilities and Shareholders' Deficit                $    20,224
                                                                    ===========

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC.
                             Statement of Operations
                      For the Year Ended December 31, 2004

Revenues                                                           $     45,623

Cost of Revenues                                                         12,042
                                                                   ------------

Gross Profit                                                             33,581
                                                                   ------------

General and Administrative Expense                                      318,144
                                                                   ------------

Loss from Operations                                                   (284,563)
                                                                   ------------
Other Expense
    Interest expense                                                    (22,785)
                                                                   ------------

Net Loss                                                           $   (307,348)
                                                                   ============

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC.
                   Statement of Stockholders' Equity (Deficit)
                      For the Year Ended December 31, 2004

                                                                                                          Total
                                           Common Stock               Additional        Retained       Shareholders'
                                      Shares           Amount      Paid in Capital       Deficit      Equity (Deficit)
                                   -----------      -----------    ---------------    -----------     ---------------
Balance at December 31, 2003               116      $    50,000      $   432,558      $(1,214,707)      $  (732,149)
Issuance of common stock                     1                             7,500                              7,500
Capital contributions from
stockholders                                                              24,880                             24,880
Net loss                                                                                 (307,348)         (307,348)
                                   -----------      -----------      -----------      -----------       -----------
Balance at September 30, 2004              117      $    50,000      $   464,938      $(1,522,055)      $(1,007,117)
                                   ===========      ===========      ===========      ===========       ===========

                             See accompanying notes.

                          CLARION SENSING SYSTEMS, INC.
                             Statement of Cash Flows
                      For the Year Ended December 31, 2004

Cash Flows from Operating Activities
    Net loss                                                       $   (307,348)
    Adjustments to reconcile net loss to net cash
             used by operating activities:
                Depreciation and amortization                             4,166
                Changes in operating assets and liabilities:
                     (Increase) decrease in accounts receivable           2,773
                     Increase (decrease) in accounts payable            (36,908)
                     Increase (decrease) in accrued expenses            (15,101)
                                                                   ------------
    Net cash used in operating activities                              (352,418)

Cash Flows from Financing Activities
    Capital contributions                                                32,380
    Proceeds from issuance of debt                                      313,594
    Principal payments under capital lease obligations                   (5,291)
                                                                   ------------
    Net cash used in financing activities                               340,683
                                                                   ------------
Net Decrease in Cash and Cash Equivalents                               (11,735)

Cash and Cash Equivalents, Beginning of Year                             21,793
                                                                   ------------

Cash and Cash Equivalents, End of Year                             $     10,058
                                                                   ============

Supplemental Cash Flow Disclosures
    Interest paid                                                  $     22,785
                                                                   ============

                             See accompanying notes.

                         CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2004

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

Nature of Operations

Clarion Sensing Systems, Inc. (the Company), is an Indianapolis based provider of proprietary monitoring sensor systems, designed for air and water sensing applications. The sensor system is able to remotely monitor, analyze, detect and communicate the presence of nuclear, biological, chemical and radiological contamination and operational problems, allowing for immediate notification and action. The Company provides its services to various industries, including municipalities, manufacturing, and military and defense operations.

Revenue Recognition

The Company generally recognizes revenue for contracts utilizing output measures such as when services are performed, units are delivered or when contract milestones are met.

Inventories

Inventories are stated at the lower of cost or market. Costs are determined under the first-in, first-out method (FIFO) method of accounting.

Property, Equipment, and Depreciation

Property and equipment are carried at cost and includes expenditures for new additions and those, which substantially increase the useful lives of existing assets. Depreciation is computed at various rates by use of the straight-line method and certain accelerated methods. Depreciable lives are generally as follows:

         Office furniture                5 to  7 years
         Equipment                       5 to 10 years

Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of property or equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts in the year of disposal with the resulting gain or loss reflected in earnings or in the cost of the replacement asset.

The provision for depreciation amounted to $4,166 for the year ended December 31, 2004.

                         CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2004

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Cash Flows

For purposes of the Statements of Cash Flows, the Company considers all highly liquid instruments that are purchased within three months or less of an instruments maturity date to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Note Payable:

The Company has a promissory note payable due to a bank at December 31, 2004, in the amount of $105,794 with a fixed interest rate of 7%, later amended to 8.75% due to loan default as discussed in the following paragraph. The note is secured by substantially all assets of the Company and is personally guaranteed by certain stockholders of the Company.

The note payable contains various affirmative covenants. At December 31, 2004, the Company was in breach with many of these covenants and the loan was considered in default. As a result the Company entered into an agreement with the bank to pay interest only on the note up through sale of the Company's assets as described in Note 8. Under terms of the agreement, the buyer has entered into a contract with the bank to pay the obligation and has assumed the liability at closing.

Note 3 - Short-term Debt:

The Company has outstanding debt due on demand in the amount of $85,316 due to prospective investors, as of December 31, 2004, including imputed interest ranging from 10% - 15%. Upon the sale of the Company's assets as described in
Note 8, the debt was converted to stock of the buyer as defined in the agreement.

The Company also has outstanding debt in the amount of $287,100, with interest fixed at 7.5% due to ECSI International, Inc. (ECSI) as of December 31, 2004. The note is secured by certain stockholders of the Company and contains certain covenants as defined. Pursuant to the agreement, ECSI agreed to fund operations of the Company during the period the sale remained under negotiation. Upon the consummation of the sale in March 2005, (see note 8) the outstanding principal became additional consideration of the purchase price and the accrued interest was forgiven.


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

                         CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2004

Note 4 - Capital Leases:

Long-term leases relating to the financing of fixed assets are accounted for as installment purchases. The capital lease obligations reflect the present value of future rental payments, discounted at the interest rate implicit in the lease, and a corresponding amount is capitalized as the cost of the fixed assets. The fixed assets are being depreciated over periods ranging from five to ten years.

The following is an analysis of fixed assets under capital lease at December 31, 2004:

      Equipment                             $     16,917
      Less allowances for depreciation             9,578
                                            ------------

                                            $      7,339
                                            ============

Following is a schedule of future minimum lease payments due under the capital lease obligations together with the present value of net minimum lease payments as of December 31, 2004:

      Year Ending December 31, 2005                    $      4,667
              Later Years                                         0
                                                       ------------

      Total minimal lease payments                            4,667
      Less amounts representing interest                        329
                                                       ------------

      Present value of net minimum lease payments             4,338

      Less current portion                                   (4,338)
                                                       ------------

      Long-term portion                                $          0
                                                       ============

Note 5 - Related Party Transactions:

The Company leases its office facilities from a stockholder. The lease was on a month-to-month basis, providing for monthly payments of $1,288 through October 31, 2004. Effective November 1, 2004, the lease was restructured and a new agreement was signed. The new agreement provides for monthly payments of $1,300, expiring November 30, 2005. Rent expense amounted to $18,031 for the year ended December 31, 2004.

                         CLARION SENSING SYSTEMS, INC.
                          Notes to Financial Statements
                                December 31, 2004

Note 6 - Common Stock:

The Company has stock with equal voting rights and no par value.

The following summarizes the Company's shares of common stock as of December 31, 2004:

              Authorized                1,000
              Issued                      117
              Outstanding                 117

Note 7 - Income Taxes:

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for income taxes has been included in the financial statements.

Note 8 - Subsequent Event:

On March 4, 2005, the Company sold substantially all of its assets to ECSI International, Inc. ("ECSI") in exchange for 394,682 shares of ECSI common stock and the assumption by ECSI of certain liabilities. Also under terms of the agreement ECSI will assume the majority of accrued compensation and accrued rent, included in the Company's December 31, 2004 balance sheet if certain future operating performance targets are met. If those operating targets are met, the value of the consideration ultimately paid to the Company's current stockholders will be added to the cost of the acquisition.


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